UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION

     Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant

Check the appropriate box:
Preliminary Proxy Statement
Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Pursuant to § 240.14a -12

COLONIAL PROPERTIES TRUST
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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1

March 21, 2007

Dear Fellow Shareholder:

     You are cordially invited to attend the annual meeting of shareholders of Colonial Properties Trust to be held on Wednesday April 25, 2007 at 10:30 a.m., central time, in the auditorium on the 2nd floor of the Regions Center (formerly AmSouth-Harbert Plaza), 1901 6th Avenue North, Birmingham, Alabama 35203.

     The matters to be acted on at the meeting - the election of trustees and the ratification of the selection of our independent registered public accounting firm - are described in the accompanying proxy statement. A proxy card on which to indicate your vote and a postage paid envelope in which to return your proxy are enclosed. A copy of our annual report to shareholders is also enclosed.

     We realize that all of you cannot attend the meeting and vote your shares in person. However, whether or not you plan to attend the meeting, your vote is very important. If you are unable to be present at the meeting in person we urge you to complete, sign, and return the enclosed proxy so that your shares will be represented. If you later decide to attend the meeting, you may revoke your proxy at that time and vote your shares in person.

     This is your opportunity to voice your opinion on matters affecting Colonial Properties Trust. We look forward to receiving your proxy and perhaps seeing you at the annual meeting.

Sincerely,

C. Reynolds Thompson, III
Chief Executive Officer

Enclosures

2

COLONIAL PROPERTIES TRUST

     COLONIAL PLAZA
2101 6TH AVENUE NORTH, SUITE 750
BIRMINGHAM, ALABAMA 35203

___________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on April 25, 2007

Dear Shareholder:

You are cordially invited to attend our 2007 annual meeting of shareholders to be held on Wednesday, April 25, 2007, at 10:30 a.m., central time, in the auditorium on the 2nd floor of the Regions Center (formerly AmSouth-Harbert Plaza), 1901 6th Avenue North, Birmingham, Alabama 35203, to consider the following proposals:

1.	To elect trustees to serve for one-year terms expiring in 2008;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007; and

3.	To transact such other business as may properly come before such meeting or any adjournments thereof.

     Only shareholders of record at the close of business on March 8, 2007 will be entitled to vote at the meeting or any adjournments thereof.

     YOUR VOTE IS IMPORTANT. IF YOU ARE UNABLE TO BE PRESENT AT THE MEETING IN PERSON, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD, WHICH IS BEING SOLICITED BY THE BOARD OF TRUSTEES, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

BY ORDER OF THE BOARD OF TRUSTEES

John P. Rigrish
Chief Administrative Officer and
Corporate Secretary

Birmingham, Alabama
March 21, 2007

3

COLONIAL PROPERTIES TRUST

COLONIAL PLAZA
2101 6TH AVENUE NORTH, SUITE 750
BIRMINGHAM, ALABAMA 35203

_________________

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS

To be held on April 25, 2007

     This proxy statement is furnished to shareholders of Colonial Properties Trust in connection with the solicitation of proxies for use at our annual meeting of shareholders to be held on Wednesday, April 25, 2007, at 10:30 a.m., central savings time, in the auditorium on the 2nd floor of the Regions Center (formerly AmSouth-Harbert Plaza), 1901 6th Avenue North, Birmingham, Alabama 35203, for the purposes set forth in the notice of meeting. All references to “we,” “us,” “our,” “Colonial” or the “Company” refer to Colonial Properties Trust and/or its subsidiaries as the context requires. This solicitation of proxies is made by Colonial Properties Trust on behalf of our board of trustees.

     Holders of record of our common shares of beneficial interest as of the close of business on the record date, March 8, 2007, are entitled to receive notice of, and to vote at the meeting. The common shares constitute the only class of securities entitled to vote at the meeting, and each common share entitles you to one vote on each matter upon which you have the right to vote. As of the close of business on March 8, 2007, we had 46,381,890 common shares issued and outstanding.

     Common shares represented by proxies in the form enclosed, if such proxies are properly executed, returned and not revoked, will be voted as specified. Where no specification of how to vote is made on a properly executed and returned form of proxy, the shares represented by the proxy will be voted as recommended by the board of trustees. The board of trustees recommends a vote (1) FOR the election of all nominees for trustee; and (2) FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. We know of no business other than that set forth above to be transacted at the meeting. If other matters requiring a vote do arise, it is the intention of the persons named in the proxy to vote in accordance with their judgment on such matters.

     You may vote either by completing and returning the enclosed proxy card to us prior to the meeting or by completing a written ballot at the meeting. Proxies may be revoked at any time before they are exercised by delivering a notice of revocation or a later dated proxy to us or by voting in person at the meeting. Written notice of revocation must be delivered to the address shown above, addressed to the Corporate Secretary. Attendance at the meeting will not, in itself, constitute revocation of a previously granted proxy.

     Our 2006 annual report to shareholders is enclosed with this proxy statement. This proxy statement, the proxy card and the 2006 annual report to shareholders are first being mailed to our shareholders beginning on or about March 21, 2007. The mailing address for our executive office is Colonial Plaza, 2101 6th Avenue North, Suite 750, Birmingham, Alabama 35203.

You should rely only on the information provided in this proxy statement. We have authorized no one to provide you with different information. You should not assume that the information in this proxy statement is accurate as of any date other than the date of this proxy statement or, where information relates to another date set forth in this proxy statement, then as of that date.

Table of Contents

Election of Trustees	3
Board of Trustees	3
Board Recommendation	3
Nominees for Election	3
Vote Required	6
Information Regarding Trustees and Corporate Governance	7
Meetings of the Board of Trustees	7
Executive Sessions of Non-Management Trustees	7
Trustee Attendance at Annual Meetings	7
Lead Trustee	7
Communication with the Board of Trustees	7
Trustee Candidate Review	8
Committees of the Board of Trustees	9
Committee Membership	11
Board of Trustees Assessment of Independence	12
Code of Ethics	13
Audit Committee Report	14
Ratification of Appointment of Independent Registered Public Accounting Firm	15
Summary of Audit Fees	15
Vote Required	15
Board Recommendation	15
Pre-Approval Policy for Services by Auditor	16
Compensation Discussion and Analysis	17
Compensation Philosophy and Guiding Principles	17
Benchmarking	18
Elements of Compensation	20
Option and Restricted Share Grant Practices	24
Named Executive Officer and Trustee Ownership and Holding Guidelines	25
Compensation and Transition in Executive Responsibilities	25
$1 Million Pay Deductibility Limit	27
Conclusion	28
Compensation Committee Report	28
Compensation of Trustees and Executive Officers	29
Summary Compensation Table	29
Grants of Plan-Based Awards in 2006	31
Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table	32
Outstanding Equity Awards at Fiscal Year-End	34
Option Exercises and Stock Vested During 2006	36
Pension Benefits Disclosure	37
Potential Payments Upon Termination or Change of Control	38
Compensation of Non-Employee Trustees	41
Non-Employee Trustees Fee Structure	41
Compensation Committee Interlocks and Insider Participation	44
Certain Relationships and Related Transactions	44
Voting Securities Held By Principal Shareholders and Management	45
Section 16(a) Beneficial Ownership Reporting Compliance	48
Shareholder Proposals for 2008 Annual Meeting	48
Voting Procedures and Costs of Proxy Solicitation	48
Householding of Proxy Materials	49

ELECTION OF TRUSTEES
(Proposal 1)

Board of Trustees

     Our board of trustees is currently comprised of eleven members elected by the shareholders annually. Pursuant to our declaration of trust, the board of trustees has increased its size from 11 trustees to 13 trustees, effective as of the 2007 annual meeting of shareholders. Each current trustee has been nominated for re-election at the meeting. In addition, the board of trustees has nominated C. Reynolds Thompson, III, our Chief Executive Officer, and Weston M. Andress, our President and Chief Financial Officer, as candidates for election to the board of trustees. All the nominees are expected to hold office until the 2008 annual meeting of shareholders or until their successors are elected and qualified.

     The board of trustees knows of no reason why any nominee would be unable to serve as a trustee, should any or all of these nominees become unable to serve for any reason, the board of trustees may designate substitute nominees, in which event the persons named in the enclosed proxy will vote for the election of the substitute nominee or nominees. Alternatively, we may reduce the number of trustees on our board of trustees.

Board Recommendation

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES SET FORTH BELOW.

Nominees for Election

     Weston M. Andress, 46, has been our President and Chief Financial Officer since April 2006, and is responsible for all finance and investment matters for the Company. Previously, he served as Chief Financial and Investment Officer since joining the Company in April 2004. Prior to his tenure with Colonial Properties Trust, Mr. Andress held the position of Managing Director of the Corporate and Investment Banking Department of Bank of America. During his fifteen year tenure with the bank, Mr. Andress worked directly with several of the largest public and private real estate companies in the United States delivering investment banking services including equity placement, debt underwriting and merger and acquisition consultation. Prior to Bank of America, Mr. Andress was Vice President in the Real Estate Capital Markets Group of Salomon Brothers in New York. Mr. Andress graduated with honors from the University of the South with a Bachelor of Arts in Political Science and holds a Master of Business Administration from the University of North Carolina at Chapel Hill.

     Carl F. Bailey, 76, has been a trustee since 1993. Since 2002, Mr. Bailey has been chairman of TekQuest Industries, Inc., a manufacturing company. From 1995 until 2002, Mr. Bailey served as president of BDI, a marketing and distribution company. Prior to 1995, Mr. Bailey was co-chairman of BellSouth Telecommunications, Inc. and chairman and chief executive officer of South Central Bell Telephone Company. From 1952 to 1992, he worked for South Central Bell and Southern Bell in a number of capacities, including as president and a member of the board of directors from 1982 until 1992. Mr. Bailey was a member of the board of directors of SouthTrust Corporation, a financial services corporation until the SouthTrust Corporation board was terminated on November 1, 2004 as a result of the merger between SouthTrust Corporation and Wachovia Corporation. Mr. Bailey also serves on the board of trustees of Birmingham Southern College. Mr. Bailey is chairman of the audit committee, and is a member of the executive committee and the governance committee of the board of trustees.

     M. Miller Gorrie, 71, has been a trustee since 1993. Since 1995, Mr. Gorrie has served as chairman of the board and chief executive officer of Brasfield & Gorrie, L.L.C., a regional general contracting firm located in Birmingham, Alabama that was ranked 14th in the Engineering News Record’s “Top General Building Contractors” based on 2005 construction revenues. He currently serves on the boards of American Cast Iron Pipe Company, the Metropolitan Development Board, Economic Development Partnership of Alabama, the Alabama Symphony Orchestra and the University of Alabama at Birmingham Civil Engineer Advisory Board. In the past he has served as a director of AmSouth Bank, Baptist Hospital Foundation, United Way of Central Alabama, the Associated General Contractors, Alabama Chamber of Commerce, the Building Science Advisory Board of Auburn University, and the Business Council of Alabama. Mr. Gorrie is chairman of the executive committee of the board of trustees.

     William M. Johnson, 60, has been a trustee since 1997. From 1978 to 2003, Mr. Johnson was chief executive officer and founder of Johnson Development Company, a real estate development, construction and management firm in the Atlanta, Georgia area. Mr. Johnson directed the development, leasing and management of 1.2 million square feet of office, warehouse, retail and hotel space having a value in excess of $117 million, including seven office buildings and retail properties that we acquired from Mr. Johnson in 1997. Mr. Johnson is a member of the boards of trustees of Asbury Theological Seminary and The Mission Society; a member of the boards of directors of Reach Out Youth Solutions and World Parish Ministries. Mr. Johnson is a member of the Cherokee County (Atlanta area) Development Authority and is Vice Chairman of the Cherokee County Airport Authority. Since 1999, Mr. Johnson has been chief executive officer and founder of a family foundation that provides financial assistance to 28 local, national and international ministries. Mr. Johnson is a member of the executive compensation committee and executive committee of the board of trustees.

     Glade M. Knight, 62, is the founder, chairman of the board and chief executive officer of four hotel REITs: Apple Hospitality Two, Inc., Apple Hospitality Five, Inc., Apple REIT Six, Inc. and Apple REIT Seven, Inc. From 1993 until April 2005, Mr. Knight was founder, chairman and chief executive officer of Cornerstone Realty Income Trust, Inc. (“Cornerstone”), which owned apartment communities, and which we merged with in April 2005. He is chairman of the board of trustees of Southern Virginia University in Buena Vista, Virginia. He also is a member of the advisory board to the Graduate School of Real Estate and Urban Land Development at Virginia Commonwealth University. He has served on a National Advisory Council for Brigham Young University and is a founding member of the university’s Entrepreneurial Department of the Graduate School of Business Management.

     James K. Lowder, 57, has been a trustee since 1993. Since 1995, Mr. Lowder has served as chairman of the board of The Colonial Company. He also serves as chairman of the board of American Colonial Insurance Company, Inc., Colonial Commercial Development, Inc., Colonial Commercial Investments, Inc., Colonial Commercial Realty, Inc., Colonial Financial Services, Inc., Colonial Homes, Inc., Colonial Insurance Agency, Inc., Colonial Real Estate Company, Inc., Colonial Real Estate Investments, Inc., Lowder Construction Company, Inc., Lowder New Homes, Inc., and Lowder Realty Company, Inc. He is a member of the Home Builders Association of Alabama, the Greater Montgomery Home Builders Association and the board of directors of Alabama Power Company. Mr. Lowder is a member of the executive committee of the board of trustees. Mr. Lowder is the brother of Thomas H. Lowder, our chairman of the board.

     Thomas H. Lowder, 57, has been a trustee since our formation in July 1993. Since that time he has served as the chairman of the board. Additionally he served as president and chief executive officer from July 1993 until April 2006. Mr. Lowder became president and chief executive officer in 1976 of Colonial Properties, Inc., our predecessor, in 1976, and has been actively engaged in the acquisition, development, management, leasing and sale of multifamily, office and retail properties for the Company and its predecessors. Mr. Lowder is a current member of the National Association of Real Estate Investment Trusts (NAREIT), the National Association of Industrial and Office Parks (NAIOP) and the International Council of Shopping Centers. He is also a member and past president of the Alabama Chapter of the Realtors National Marketing Institute through which he successfully completed commercial real estate investment courses to receive the CCIM (Certified Commercial Investment Member) designation. He presently serves as a member of the Board of the following organizations: The Community Foundation of Greater Birmingham, Birmingham-Southern College, Crippled Children’s Foundation, Children’s Hospital of Alabama and United Way of Central Alabama. He serves as Chairman of United Way of Central Alabama in 2007. Mr. Lowder is a past board member of the National Association of Real Estate Investment Trusts (NAREIT), past chairman of the Birmingham Area Chapter of the American Red Cross, past chairman of Children’s Hospital of Alabama and he served as chairman of the 2001 United Way Campaign for Central Alabama. He graduated with honors from Auburn University with a Bachelor of Science Degree. Mr. Lowder holds an honorary Doctorate of Humanities from University of Alabama at Birmingham and a honorary Doctorate of Law from Birmingham Southern College. Mr. Lowder is the brother of James K. Lowder, one of our trustees.

     Herbert A. Meisler, 79, has been a trustee since 1995. Since 1964, Mr. Meisler has been President of The Rime Companies, a real estate development, construction and management firm specializing in the development of multifamily properties that he formed with Harold W. Ripps, another member of our board of trustees. While with The Rime Companies, Mr. Meisler oversaw the development and construction of approximately 15,000 multifamily apartment units in the Southeastern United States. In addition Mr. Meisler founded Consolidated Furniture Industries in Houston, Texas; served as president of the Southwestern Furniture Marketing Association; developed the Richmore Shopping Center in Pasadena, Texas; and developed and served as president of Gulfway General Hospital in Houston, Texas. He also managed Gulf Coast Jewelry and Specialty Company, a family owned catalog distributor of jewelry and small appliances. He currently serves on the board of directors of the Community Foundation of South Alabama and the Mobile Airport Authority and was Philanthropist of the Year in Mobile, Alabama. He is a past director of the Alabama Eye and Tissue Bank and past president of the Mobile Jewish Welfare Fund. Mr. Meisler is a member of the executive compensation committee and the audit committee of the board of trustees. Mr. Meisler is the brother-in-law of Harold W. Ripps, one of our trustees.

     Claude B. Nielsen, 56, has been a trustee since 1993. Since 1990, Mr. Nielsen has been president of Coca-Cola Bottling Company United, Inc., headquartered in Birmingham, Alabama. He also has served as chief executive officer of Coca-Cola Bottling Company United, Inc. since 1991 and in 2003 he was elected chairman of the board of Coca-Cola Bottling Company United, Inc. Prior to 1990, Mr. Nielsen served as president of Birmingham Coca-Cola Bottling Company. Mr. Nielsen is on the board of directors of Regions Financial Corporation and was on the board of directors of AmSouth Bank Corporation prior to its merger in November 2006 with Regions Financial Corporation, a financial services corporation. Mr. Nielsen is chairman of the executive compensation committee and a member of the governance committee of the board of trustees.

     Harold W. Ripps, 68, has been a trustee since 1995. Since 1969, he has been chief executive officer of The Rime Companies, a real estate development, construction and management firm specializing in the development of multifamily properties that he formed with Herbert A. Meisler, another member of our board of trustees. While with The Rime Companies, Mr. Ripps oversaw the development and construction of approximately 15,000 multifamily apartment units in the southeastern United States. He is a member of the board of trustees of the Birmingham Council of Boy Scouts of America, Birmingham Southern College and the President’s Council of the University of Alabama in Birmingham. Mr. Ripps is a member of the executive committee of the board of trustees. Mr. Ripps is the brother-in-law of Mr. Meisler, one of our trustees.

     Donald T. Senterfitt, 87, has been a trustee since 1993. Since May 2000, Mr. Senterfitt has served as chairman of the board of directors of Colonial Bank, N.A., Central Florida. From 1991 to 2000, Mr. Senterfitt served as president and chief executive officer of the Pilot Group, LC, a consulting company. He is a former director and vice chairman of SunTrust Banks, Inc., a multi-state bank holding company. He was president of the American Bankers Association in 1985-1986, and prior to his banking career while heading a Florida law firm, he was general counsel to the Florida Bankers Association. Mr. Senterfitt is a member and a 1997 Laureate of the Mid-Florida Business Hall of Fame and a member of the President's Council of the University of Florida. He is the recipient of the Distinguished Alumnus Award from both his undergraduate school, Carson-Newman College and his graduate school, the University of Florida. Mr. Senterfitt is a past-president and is currently a member of the board of directors of Lighthouse Central Florida, Inc., a non-profit organization. He is a member of the finance committee of the City of Orlando. Mr. Senterfitt is the lead trustee of the board of trustees, chairman of the governance committee and a member of the audit committee of the board of trustees.

     John W. Spiegel, 66, has been a trustee since October 2003. Mr. Spiegel served as vice chairman and chief financial officer of SunTrust Banks, Inc., a multi-state bank holding company, from 2000 until August 2004, and as vice chairman of SunTrust Banks Holding Company until March 2005. Prior to that he was an executive vice president and chief financial officer of SunTrust Banks from 1985. Mr. Spiegel serves on the corporate boards of Rock-Tenn Company, Bentley Pharmaceuticals, Inc., S1 Corporation and HomeBanc, Inc. He also serves on the board of directors of the Children’s Healthcare of Atlanta, and the Francis L. Abreu Charitable Trust. Mr. Spiegel is also a member of the Dean’s Advisory Council of the Goizueta Business School at Emory University. Mr. Spiegel is a member of the audit committee and the executive compensation committee of the board of trustees.

     C. Reynolds Thompson, III, 43, has been our Chief Executive Officer since April 2006, and is responsible for providing the vision, strategy, leadership and management that continually focus the company on profitably and consistently achieving its goals and objectives. From September 1999 to April 2006 he served as the Chief Operating Officer of the Company and was responsible for the Multifamily, Office, Retail and Mixed-Use divisions. Mr. Thompson oversaw the management, acquisition, leasing and development of properties within its three operating divisions and development in the mixed-use division. Prior to his appointment as Chief Operating Officer, Mr. Thompson was Chief Investment Officer, responsible for investment strategies, market research, due diligence, mergers and acquisitions, joint venture development and cross-divisional acquisitions. Prior to his position as Chief Investment Officer, Mr. Thompson served as Executive Vice President, Office Division, from May 1997 to May 1998, with responsibility for management of all office properties owned and/or managed by the Company. Mr. Thompson joined Colonial Properties Trust in February 1997 as Senior Vice President, Office Acquisitions, with responsibility for all acquisitions of office properties. Prior to joining Colonial Properties Trust, Mr. Thompson worked for CarrAmerica Realty Corporation in office building acquisitions and due diligence. His nineteen-year real estate background includes acquisitions, development, leasing, and management of office properties in the south. Mr. Thompson is a member of the Executive Committee of the Metropolitan Development Board, a member of the National Association of Industrial and Office Parks, a member of the International Council of Shopping Centers, and he serves on the Board of Visitors for the University of Alabama Culverhouse College of Commerce and Business Administration. Mr. Thompson holds a Bachelor of Science Degree from Washington and Lee University.

Vote Required

The nominees for trustee will be elected upon an affirmative vote of a plurality of all votes cast at the meeting, assuming a quorum is present. To understand how your votes are counted for the purpose of electing our trustees, see “Voting Procedures and Costs of Proxy Solicitation.”

INFORMATION REGARDING TRUSTEES AND CORPORATE GOVERNANCE

Meetings of the Board of Trustees

     Our board of trustees held five meetings during 2006. During 2006, each trustee attended more than 75% of the aggregate of (1) all meetings of the board of trustees (held during the period for which such trustee has been a trustee) and (2) all meetings of committees of the board of which such trustee was a member.

Executive Sessions of Non-Management Trustees

     Pursuant to our corporate governance guidelines and the New York Stock Exchange (“NYSE”) listing standards, in order to promote open discussion among non-management trustees, our board of trustees devotes a portion of each regularly scheduled board meeting to executive sessions without management participation. In addition, our corporate governance guidelines provide that if the group of non-management trustees includes trustees who are not independent, as defined in the NYSE’s listing standards, at least one such executive session convened per year shall include only independent trustees. The lead trustee presides at these executive sessions.

Trustee Attendance at Annual Meetings

     The Company has a policy for attendance by members of the board of trustees at the Company’s annual meeting of shareholders. Each trustee is required to attend the annual meeting unless he or she is unable to do so as a result of health reasons or exigent personal circumstances, as determined by such trustee in good faith. Also, any trustee who does not attend the annual meeting must notify the chairman of the board as promptly as possible. All members of the board of trustees attended the 2006 annual meeting of shareholders.

Lead Trustee

     In October 2002, the board created the position of lead trustee, whose primary responsibility is to preside over periodic executive sessions of the board in which management trustees and other members of management do not participate. The lead trustee also advises the chairman of the board and, as appropriate, committee chairs with respect to agendas and information needs relating to board and committee meetings, provides advice with respect to the selection of committee chairs and performs other duties that the board may from time to time delegate to assist the board in the fulfillment of its responsibilities. Mr. Senterfitt served in this position during 2006, and in January 2006 the board designated him to continue serving in this position until the Company’s 2007 annual meeting of shareholders.

Communication with the Board of Trustees

     The Company has a process for addressing letters received by the Company and addressed to the board of trustees or certain members of the board. Through this process, any person, including our shareholders, may communicate with the board of trustees, the chairman of the board, the lead trustee or with non-management trustees as a group. The communication should be addressed to the relevant individual or group and sent to the following address by U.S. mail, overnight courier or hand delivery: c/o Corporate Secretary, Colonial Properties Trust, 2101 Sixth Avenue North, Suite 750, Birmingham, AL 35203. The communication should prominently display the legend “BOARD COMMUNICATION” in order to indicate to the Corporate Secretary that it is a communication subject to this policy. Each such communication received by the Corporate Secretary shall be copied for the files of the Company. After copying such communication, the Corporate Secretary shall promptly forward such communication (by U.S. mail or other reasonable means determined by the Corporate Secretary) to the relevant individual or group to which the communication was addressed. The Corporate Secretary shall not be required to forward any communication determined in his good faith belief to be frivolous.

Trustee Candidate Review

     Our board of trustees has adopted policies and procedures regarding trustee candidate review. The governance committee is responsible for evaluation of the size of the board and reviewing the need for new or additional trustees for the board through its annual evaluation. If it is determined that there is a need for a new trustee, the candidates will be considered by the governance committee based on their qualifications, specific qualities and skills, as set forth in the corporate governance guidelines. The corporate governance guidelines provide that trustees must possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our shareholders. Trustees should have an inquisitive and objective perspective, practical wisdom and mature judgment. The governance committee also considers issues of diversity of experience at policymaking levels in business, government, education, technology and other areas that are relevant to the Company’s activities. Trustees must be willing and able to devote sufficient time to carrying out their duties effectively. The governance committee takes into account the other demands on the time of a candidate, including occupation and memberships on other boards.

     To identify trustee candidates, the governance committee (1) inquires of each current trustee whose term is expiring whether such trustee desires to be considered as a trustee candidate at the next annual meeting; (2) obtains trustee candidates from shareholder recommendations as described below, and (3) if determined appropriate under the circumstances by the governance committee, obtains trustee candidates from a search firm or from other available sources determined by the governance committee.

     The governance committee will consider trustee candidates recommended by shareholders. A trustee candidate recommendation should be addressed to the chairman of the governance committee and sent to the Company’s Corporate Secretary by U.S. mail, overnight courier or hand delivery to Chairman, Governance Committee, c/o Corporate Secretary, Colonial Properties Trust, 2101 6th Avenue North, Suite 750, Birmingham, AL 35203. The trustee candidate recommendation should display the legend “Shareholder Trustee Candidate Recommendation” in order to indicate to the Corporate Secretary that it is a trustee candidate recommendation subject to this policy.

     The Corporate Secretary must receive all such candidate recommendations no later than October 1 of the year preceding the annual meeting for which the trustee candidate is being recommended for nomination. The following information must accompany each trustee candidate recommendation:

  an affidavit from the trustee candidate stating that, if elected, the trustee candidate is willing and able to serve on the board of trustees for the full term to which the trustee candidate would be elected;
  an executed trustee questionnaire, identical to the one completed by each of the Company’s trustees on an annual basis (which is available by contacting the Corporate Secretary at 800-645-3917);
  a current resume of the trustee candidate, listing positions currently held and for the last ten years, education level attained, directorships currently held and other pertinent biographical information;
  a written statement from the trustee candidate as to why the trustee candidate wants to serve on the board of trustees and why the trustee candidate believes that he or she is qualified to serve; and
  contact information, including address and telephone number, for the trustee candidate and recommending shareholder.

     To evaluate a new trustee candidate (whether or not shareholder-recommended), the governance committee will (1) consider the qualifications, specific qualities and skills set forth in the corporate governance guidelines, and (2) if determined appropriate under the circumstances by the governance committee, consider personal interviews with the candidate, background investigations, reference checks and other similar activities. The minimum qualifications, specific qualities and skills for any trustee candidate to be recommended by the governance committee for nomination are described from time to time in the Company’s corporate governance guidelines. Such corporate governance guidelines currently provide as follows:

“The Governance Committee is responsible for reviewing with the board, annually or more frequently as appropriate, the appropriate skills and characteristics required of trustees (and candidates for nomination) in the context of the current makeup of the board. The Governance Committee screens candidates for membership, considers qualified nominees for Trustees recommended by shareholders and makes recommendations for nominations.

Trustees must possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the shareholders. They should also have an inquisitive and objective perspective, practical wisdom and mature judgment.

In making recommendations for nominations, the Governance Committee will also consider issues of diversity of experience at policymaking levels in business, government, education, technology and other areas that are relevant to the Company’s activities.”

Committees of the Board of Trustees

     In accordance with our bylaws, the board of trustees has established an executive committee, an executive compensation committee, an audit committee and a governance committee.

     Executive Committee

     Except as limited by law, the executive committee has the authority to act on behalf of the full board of trustees, including the authority, subject to our conflict of interest policies, to approve the acquisition and disposition of real property and the power to authorize the execution of certain contracts and agreements, including those related to the borrowing of money and joint venture arrangements, on our behalf and on behalf of Colonial Realty Limited Partnership, our operating partnership, of which we are the sole general partner. The executive committee met eight times in 2006.

     Executive Compensation Committee

     The executive compensation committee consists entirely of independent trustees. Independence for compensation committee members is defined by the listing standards of the NYSE. The executive compensation committee was established to determine compensation for our executive officers and to administer our restricted share, share option and annual incentive plans. The executive compensation committee charter is available on the Company’s website at www.colonialprop.com. A copy of this charter also is available, without charge, by writing to: Corporate Secretary of Colonial Properties Trust, 2101 6th North, Suite 750, Birmingham, AL 35203. The executive compensation committee met four times during 2006.

     The executive compensation committee is responsible for all elements of the named executive officer compensation program and the equity component of the non-officer compensation program, and works closely with the entire board of trustees in the execution of its duties. For example, the executive compensation committee is responsible for establishing base salaries for the named executive officers, for establishing the annual incentive plan performance measures and related goals for the named executive officer group, and for determining and approving the number of long-term incentive awards under the Company’s employee share option and restricted share plan for the named executive officers. The executive compensation committee may delegate its authority to any subcommittee the executive compensation committee deems appropriate, which must report to the executive compensation committee. The executive compensation committee has delegated to the chair of the executive compensation committee the authority, between meetings of the executive compensation committee, to grant options and restricted shares under the Third Amended and Restated Employee Share Option and Restricted Share Plan to employees other than our executive officers.

     In fulfilling its responsibilities, the executive compensation committee reviews recommendations made by the chief executive officer for base salary increases for all of the named executive officers, other than himself, for the measures and related goals to be used in the annual incentive plan for a fiscal year, and any proposed changes to the peer group. The executive compensation committee reviews relevant data and these recommendations and makes all final determinations on issues within the scope of its authority.

     The executive compensation committee meets a minimum of once a quarter to discuss the Company’s named executive officer compensation program and in particular, base salary, annual incentives and long-term incentives. The executive compensation committee members agree early in the fiscal year upon anticipated items to be covered over the course of that year, and for each meeting, the Chairman of the executive compensation committee and management review and finalize the proposed agenda.

     To assist in its efforts, the executive compensation committee engaged Buck Consultants directly as its compensation advisor for the most recently completed fiscal year. Buck Consultants provides detailed market data the executive compensation committee determines is relevant in developing its understanding of current compensation levels and practices relevant to its decisions, and requests Buck Consultants to provide alternative ways in which to address compensation decisions for the consideration of the executive compensation committee. For example, the executive compensation committee reviewed various potential transition incentive arrangements developed by Buck Consultants before deciding on the arrangement considered most appropriate to the Company. The final arrangement is discussed in more detail in the section entitled “Compensation Discussion and Analysis – Compensation and Transition in Executive Responsibilities.”

     Audit Committee

     The audit committee consists entirely of independent trustees. Independence for audit committee members is defined by the NYSE listing standards. The audit committee, among other things, assists the board of trustees in oversight of the integrity of the Company’s financial statements, oversees the work of the independent accountants, and facilitates the development and maintenance of adequate internal, financial and audit procedures. The audit committee also serves as the qualified legal compliance committee under Part 205 of the Securities and Exchange Commission rules. The board of trustees has adopted a written charter for the audit committee, a copy of which is available on the Company’s website at www.colonialprop.com. A copy of this charter is also available, without charge, by writing to: Corporate Secretary of Colonial Properties Trust, 2101 6th North, Suite 750, Birmingham, AL 35203. The audit committee charter requires that all members of the committee meet the independence, experience, financial literacy and expertise requirements of the NYSE, the Securities Exchange Act of 1934, as amended, or Exchange Act, and applicable rules and regulations of the SEC, all as in effect from time to time. The board of trustees has determined that each member of the audit committee met the foregoing requirements in 2006. The board of trustees has determined that Mr. Spiegel is an “audit committee financial expert” as defined under SEC rules and regulations. The audit committee met eight times during 2006.

     The NYSE requires that if listed companies do not limit the number of audit committees on which its audit committee members may serve to three or less, then in the event that a trustee simultaneously serves on the audit committees of more than three public companies, the board must determine that such simultaneous service would not impair the ability of that member to effectively serve on the company’s audit committee and disclose that determination. Our company has not adopted any specific requirement limiting the number of audit committees on which board members may serve.

     Mr. Spiegel currently services on the audit committees of the Company, S1 Corporation, HomeBanc Corp., Rock-Tenn Company and Bentley Pharmaceuticals, Inc. The board of trustees has previously considered the facts and circumstances surrounding Mr. Spiegel’s service on the other audit committees and determined that, under the circumstances, Mr. Spiegel’s service on five audit committees would not impair his ability to effectively serve on our audit committee. The board of trustees reconfirmed its determination in January 2007.

     Governance Committee

     The governance committee consists entirely of independent trustees. Independence for governance committee members is defined by the NYSE listing standards. The governance committee has a charter available on the Company’s website at www.colonialprop.com. A copy of this charter is also available, without charge, by writing to: Corporate Secretary of Colonial Properties Trust, 2101 6th North, Suite 750, Birmingham, AL 35203. The governance committee, among other things, evaluates and recommends to our board of trustees nominees for election to the board of trustees at each annual meeting of shareholders or for election to fill vacancies arising between annual meetings as a result of retirement, death, inability to serve, resignation, increase in the number of members of the board of trustees, or any other reason. In addition, the governance committee is responsible for developing and implementing our corporate governance guidelines, available on the Company’s website at www.colonialprop.com, and developing and implementing our code of ethics for all employees, officers and trustees. A copy of the corporate governance guidelines is also available, without charge, by writing to: Corporate Secretary of Colonial Properties Trust, 2101 6th North, Suite 750, Birmingham, AL 35203. The governance committee is also charged with the task of ensuring we are in compliance with all NYSE listing requirements. The governance committee is willing to consider appropriate trustee nominees whose names are submitted in writing by shareholders in accordance with the Company’s policies regarding trustee nominations. The governance committee met four times during 2006.

Committee Membership

The following table sets forth the membership of the above-referenced committees:

Independent Trustees	Audit	Compensation	Executive	Governance

Carl F. Bailey	C		M	M

William M. Johnson		M	M

Glade M. Knight

Herbert A. Meisler	M	M

Claude B. Nielsen		C		M

Harold W. Ripps			M

Donald T. Senterfitt	M			C

John W. Spiegel	M	M

Non-Independent Trustees	Audit	Compensation	Executive	Governance

M. Miller Gorrie			C

James K. Lowder			M

Thomas H. Lowder			M

“M” signifies a member and “C” signifies a chairman.

Board of Trustees Assessment of Independence

     Our board of trustees annually conducts an assessment of the independence of each trustee in accordance with our Corporate Governance Guidelines, applicable rules and regulations of the SEC, and the corporate governance standards of the NYSE. The board assesses each trustee’s independence by reviewing any potential conflicts of interest and significant outside relationships. In determining each trustee’s independence, the board broadly considers all relevant facts and circumstances, including specific criteria included in the NYSE’s corporate governance standards. For these purposes, the NYSE requires the board to consider certain relationships that existed during a three-year look-back period. The board considers the issue not merely from the standpoint of a trustee, but also from the standpoint of persons or organizations with which the trustee has an affiliation.

     Our board of trustees has evaluated the status of each trustee and has affirmatively determined after broadly considering all facts and circumstances that each of Carl F. Bailey, William M. Johnson, Glade M. Knight, Herbert A. Meisler, Claude B. Nielsen, Harold W. Ripps, Donald T. Senterfitt and John W. Spiegel are “independent,” as such term is defined in the NYSE’s listing standards. Each of Messrs. Bailey, Johnson, Meisler, Senterfitt and Spiegel has no known relationship with the Company. In determining that Messrs. Ripps, Nielsen and Knight meet the criteria for independence under the NYSE listing standards, the board considered the following:

     Prior to October 2004, the Company had a 20% interest in three aircraft operated by NRH Enterprises, LLC, a company in which Mr. Ripps indirectly owns a 27% interest (through owning 90% of Rime, Inc., which owns 50% of W&H Enterprises, LLC, which owns 60% of NRH Enterprises, LLC). Mr. Ripps is also a director and executive officer of Rime, Inc. The Company’s relationship with NRH Enterprises, LLC ended in 2004 and the Company has had no relationship with NRH Enterprises, LLC since then. Payments to NRH Enterprises, LLC totaled less than $1 million in each of 2004 and 2003.

     • Mr. Nielsen was a director of AmSouth Bancorporation (and is now a director of Regions Financial Corporation, which recently acquired AmSouth Bancorporation), which participates in the Company’s credit facility. In light of the fact that Mr. Nielsen was not a director of AmSouth Bancorporation at the time we began our relationship with AmSouth Bancorporation, receives no compensation from Regions Financial Corporation other than director and committee fees, and receives no compensation or other payments from Regions Financial Corporation arising from his or Regions Financial Corporation’s relationship with the Company, the board of trustees determined that Mr. Nielsen is also “independent” pursuant to the NYSE’s listing standards because the board does not consider this relationship to be material.

     • Mr. Knight was the chairman and chief executive officer of Cornerstone, which the Company acquired via merger on April 1, 2005. Following the merger, Mr. Knight received certain payments including through the cashout of certain Cornerstone stock options assumed by the Company, payments under a change of control agreement assumed by the Company and an employment agreement that terminated upon consummation of the merger. In light of the fact that the payments received by Mr. Knight were pursuant to agreements entered into by Cornerstone, without the Company’s involvement, that none of the payments were contingent in any way on continued service (and, thus, were not direct compensation from the Company) and that Mr. Knight’s Cornerstone options became fully vested in connection with the merger, the board of trustees determined that Mr. Knight is also “independent” pursuant to the NYSE’s listing standards because the board does not consider this relationship to be material.

     Thomas H. Lowder is not independent as he was an employee of the Company until April 2006. James K. Lowder is not independent as he is Thomas H. Lowder’s brother. M. Miller Gorrie is not independent because of his relationships with the Company as more fully described under “Certain Relationships and Related Transactions.”

     In connection with its review of independence our board of trustees has applied the following categorical independence standard:

     “If a trustee serves as an officer, director or trustee of a charitable organization and the Company’s discretionary charitable contributions to the organization are less than one percent of that organization’s total annual charitable receipts, such relationship will not be considered to be a material relationship that would impair a Trustee’s independence.”

     Each of the independent trustees satisfied this standard (if applicable to such trustee).

Code of Ethics

     The Company has a code of ethics, which is designed to promote honest and ethical conduct and to deter wrongdoing at all levels of the Company’s organization. All employees, officers and trustees of the Company, including the Company’s principal executive officer, principal financial officer and principal accounting officer, are bound by the code of ethics. A copy of the code of ethics is available on the Company’s website at www.colonialprop.com or by request a copy will be sent via U.S. mail and is available in print to any shareholder who requests it from the Corporate Secretary of Colonial Properties Trust, 2101 6th North, Suite 750, Birmingham, AL 35203.

AUDIT COMMITTEE REPORT

     In compliance with the requirements of the NYSE listing standards, our audit committee operates under a formal written charter approved by our board of trustees. The audit committee performed an annual review and reassessment of the adequacy of the audit committee charter in 2006. In connection with the performance of its responsibility under its charter, the audit committee has:

  Reviewed and discussed our audited financial statements with management;

  Discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (required communication by external auditors with audit committees);

  Received from the independent auditors written disclosures and the letter regarding the auditors’ independence required by Independence Standards Board Standard No. 1 and discussed with the auditors the auditors’ independence; and

  Recommended, based on the review and discussion noted above, to our board of trustees that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2006.

     The audit committee has also considered whether the independent registered public accounting firm’s provision of non-audit services to us is compatible with maintaining their independence.

Date: February 26, 2007

Members of the audit committee:

Carl F. Bailey, Chairman
Herbert A. Meisler
Donald T. Senterfitt
John W. Spiegel

The Audit Committee Report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal 2)

     We are submitting for ratification by our shareholders the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007. After careful consideration of the matter and in recognition of the importance of this issue to our shareholders, the board of trustees has determined that it is in the best interests of the Company and our shareholders to seek the ratification by our shareholders of our audit committee’s selection of our independent registered public accounting firm. The registered public accounting firm of PricewaterhouseCoopers LLP was previously appointed to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2006. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since our initial public offering in 1993. Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Summary of Audit Fees

     During the years ended December 31, 2006 and December 31, 2005, we were billed by PricewaterhouseCoopers LLP for the following amounts:

	2006	2005
Audit Fees (1)	$790,133	$936,331
Audit-Related Fees (2)	149,488	256,749
Tax Fees (3)	-	47,980
Total	$939,621	$1,241,061

(1) Services consisted of audits of our financial statements, review of registration statements and provision of comfort letters.
(2) Services consisted of joint venture and subsidiary audits, review of benefit plans, consideration of accounting issues and consultation on transactions.
(3) Services consisted of research on tax issues and tax consultation on certain transactions.

Vote Required

     Ratification of the appointment of PricewaterhouseCoopers LLP requires the approval of a majority of all votes cast at the meeting at which a quorum is present. To understand how your votes are counted for the purpose of ratifying the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, see “Voting Procedures and Costs of Proxy Solicitation.” Even if the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm is ratified, our board of trustees and the audit committee may, in their discretion, change that appointment at any time during the year should they determine such a change would be in our and our shareholders’ best interests. In the event that the appointment of PricewaterhouseCoopers LLP is not ratified, the audit committee of our board of trustees will consider the appointment of another independent registered public accounting firm, but will not be required to appoint a different firm.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2007.

Pre-Approval Policy for Services by Auditor

     The Company has a policy for the pre-approval of services provided by the independent auditor. The policy was adopted to ensure that the provision of services by the independent auditor does not impair the auditor’s independence. Under the policy, the audit committee has pre-approved particular audit and non-audit services, which are detailed in the policy, and has pre-approved fee levels for each of these services. The pre-approved fee levels for each service are established periodically by the audit committee. If a service is not listed among the particular audit or non-audit services that are described in the policy, or if the fee for any particular service will exceed the pre-approved fee level, that service requires separate pre-approval by the audit committee. Additionally, the annual audit services engagement terms and fees require separate pre-approval by the audit committee. Requests to provide services requiring separate pre-approval by the audit committee under this policy are submitted to the audit committee by both the independent auditor and the president and chief financial officer, and must include a joint statement as to whether, in their view, the request is consistent with SEC rules on auditor independence.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Guiding Principles

     Colonial Properties Trust’s compensation philosophy for all employees is that the compensation program (comprised of base salary, annual incentive bonus, long-term equity grants, and retirement and health and welfare benefits) should correlate to the Company’s achievement of financial and non-financial objectives, that any long-term equity-based and cash incentive compensation should be closely aligned with shareholders’ interests, and that retirement and health and welfare benefits in general should be available on a competitive and equal basis. This philosophy reflects the Company’s key strategic compensation design priorities: paying for performance, retaining key employees for a full career at the Company, providing compensation that is cost-effective to the Company, and focusing on key measures that are consistent with increasing the value of the Company for its shareholders. In implementing this overall compensation philosophy for the Company’s named executive officers, the Company’s executive compensation committee (the “Committee”) follows the following guiding principles:

  Pay for Performance - The Committee places considerable emphasis on incentive compensation programs that reward the named executive officers for achieving specific operating and financial objectives. The Committee seeks to provide rewards through these incentive programs by measuring performance based on key measures reflecting the increase in the value of the Company. In recent years, the Committee has focused on annual growth in funds from operations (“FFO”), both on a corporate level and business unit level, and total shareholder return (“TSR”), which is the increase in the value of a share of common stock including dividends paid. However, key measures are re-evaluated annually.

  Pay Competitively - The Committee believes that the Company must offer competitive total compensation to recruit key executive talent when necessary, and to provide meaningful rewards to our named executive officers so that they are encouraged to remain with the Company and work to enhance shareholder value. The Committee views total compensation in two ways: compensation that has competitive target levels and compensation that provides actual amounts consistent with the Company’s performance. Specifically, the Committee seeks to provide target total direct compensation (actual base salary, target annual incentive and target long-term incentive grant date value), in the upper quartile of the prevailing market practices of our industry peers. Through the use of base salary and actual annual incentive awards and long-term incentive grants, the Committee seeks to provide actual compensation based on corporate, business unit and individual performance, and in particular, seeks to provide actual compensation in the upper quartile of the prevailing market practices of our industry peers when Company performance matches this level.

  Encourage Executive Share Ownership - The Committee believes that a significant portion of each executive’s compensation and wealth accumulation opportunities should be tied to the Company’s financial performance, share price and dividend performance. We maintain a long-term incentive plan consisting of share options and performance/time-vesting restricted shares so that over a period of time, a significant portion of a named executive officer’s actual compensation is provided in the form of share-based compensation.

  Provide Moderate Retirement and Health and Welfare Benefits – The Committee considers these benefits to be important for each employee, and seeks to provide a moderate level of these benefits in the context of the compensation program for named executive officers.

     The Committee’s goal is to provide a combination of actual base salary, annual incentives and long-term incentives that reflects our actual performance in relation to our industry peers, and in particular, seeks to provide this combination in the upper quartile of the prevailing market practices of our industry peers when we experience superior performance.

     In fulfilling its responsibilities, the Committee reviews recommendations made by the chief executive officer for base salary increases for all of the named executive officers, for the measures and related goals to be used in the annual incentive plan for a fiscal year, and for any proposed changes to the peer group against which performance will be measured. The Committee makes all final determinations on issues within the scope of its authority, including with respect to these specific recommendations. To assist in its efforts, the Committee engaged Buck Consultants directly as its compensation advisor for the most recent completed fiscal year. See “Information Regarding Trustees and Corporate Governance – Committees of the Board of Trustees – Executive Compensation Committee”.

Benchmarking

     The Committee reviews market data on base salary, annual and long term compensation and total direct compensation (base salary, actual annual incentive compensation and actual long term compensation), developed from published compensation surveys, information obtained from the compensation consultant and an analysis of compensation data contained in the proxy statements for industry peer companies selected on the basis of asset class, operations and market capitalization. The published survey data and consultant data reflect real estate investment trusts with assets and operations that the Committee believes are comparable to the Company.

     The Corporate Peer Group is selected by region, asset class and market capitalization range, which was $2 to $8 billion for 2006. Below is the list of companies used in this peer group for 2006:

Corporate Peer Group $2 to $8 Billion

Stock
	Stock Ticker		Ticker
Companies	Symbol		Symbol
Alexandria Real Estate Equities, Inc.	ARE	Lexington Realty Trust	LXP
AvalonBay Communities Inc.	AVB	Macerich Company	MAC
Brandywine Realty Trust	BDN	Mack-Cali Realty Corporation	CLI
BRE Properties, Inc.	BRE	Mid-America Apartment Communities, Inc.	MAA
Camden Property Trust	CPT	Mills Corporation	MLS
CBL & Associates Properties, Inc.	CBL	New Plan Excel Realty Trust, Inc.	NXL
Cousins Properties Incorporated	CUZ	Pan Pacific Retail Properties, Inc.	PNP
Crescent Real Estate Equities Company	CEI	Pennsylvania Real Estate Investment Trust	PEI
Equity One, Inc.	EQY	Post Properties, Inc.	PPS
Essex Property Trust, Inc.	ESS	Realty Income Corporation	O
Federal Realty Investment Trust	FRT	Reckson Associates Realty Corporation	RA
Glimcher Realty Trust	GRT	Regency Centers Corporation	REG
Highwoods Properties, Inc.	HIW	SL Green Realty Corp.	SLG
Home Properties, Inc.	HME	Taubman Centers, Inc.	TCO
HRPT Properties Trust	HRP	United Dominion Realty Trust, Inc.	UDR
Kilroy Realty Corporation	KRC	Weingarten Realty Investors	WRI
Kimco Realty Corporation	KIM

     The Multifamily, Office and Retail Peer Groups are selected by region, asset class and market capitalization range, which was $1.5 to $5 billion for 2006. Below is the list of companies used in these peer groups for 2006:

MultiFamily Companies	Stock Ticker	Office Companies	Stock Ticker
S1.5 to $5 Billion	Symbol	$1.5 to $5 Billion	Symbol
BRE Properties, Inc.	BRE	Alexandria Real Estate Equities, Inc.	ARE
Essex Property Trust, Inc.	ESS	American Financial Realty Trust	AFR
Home Properties, Inc.	HME	Brandywine Realty Trust	BDN
Investors Real Estate Trust	IRETS	Cousins Properties Incorporated	CUZ
Mid-America Apartment Communities, Inc.	MAA	Crescent Real Estate Equities Company	CEI
Post Properties, Inc.	PPS	Glenborough Realty Trust Incorporated	GLB
Camden Property Trust	CPT	Highwoods Properties, Inc.	HIW
United Dominion Realty Trust, Inc.	UDR	HRPT Properties Trust	HRP
		Kilroy Realty Corporation	KRC
		Mack-Cali Realty Corporation	CLI
		Mission West Properties, Inc.	MSW
		Parkway Properties, Inc.	PKY
		Reckson Associates Realty Corporation	RA
		SL Green Realty Corp.	SLG

Retail Companies	Stock Ticker
$1 to $5.5 Billion	Symbol
National Retail Properties, Inc.	NNN
Equity One, Inc.	EQY
Federal Realty Investment Trust	FRT
Glimcher Realty Trust	GRT
New Plan Excel Realty Trust, Inc.	NXL
Pan Pacific Retail Properties, Inc.	PNP
Pennsylvania Real Estate Investment Trust	PEI
Ramco-Gershenson Properties Trust	RPT
Realty Income Corporation	O
Regency Centers Corporation	REG
Saul Centers, Inc.	BFS
Tanger Factory Outlet Centers, Inc.	SKT
Taubman Centers, Inc.	TCO
Weingarten Realty Investors	WRI

     This data provides the Committee with a context by which to determine whether any base salary adjustments should be recommended, and whether any revisions to the annual incentive plan’s potential payout levels and long-term incentive grant levels should be considered. The specific use of the data developed for 2006 decisions is described below.

Elements of Compensation

     Base Salary

     As noted above, the guiding principles in implementing the total compensation philosophy are to emphasize performance and provide a target level of total direct compensation (base salary, target annual incentive and target long-term incentive) at the upper quartile of the prevailing market practices of our industry peers. The Committee provides a base salary to the named executive officers to reflect the Committee’s perceived value of the position (both in the context of the market data for similar positions as well as the individual fulfilling the duties of the position). Consistent with the guiding principles and the rationale for base salary, the Committee typically establishes base salary ranges for our named executive officers near the median salaries being paid by our industry peers for comparable positions, and in general establishes actual base salaries near the middle of this range. Once a named executive officer achieves the middle of this range, increases will generally reflect how the Committee perceives the market changes in base salary from one year to the next.

     For 2006, the Committee reviewed the relevant market data and considered individual performance of the named executive officers, as well as certain other factors described below, and determined that the base salaries should be adjusted as follows:

Name	Title	2005 Base Salary	2006 Base Salary	% of Change
Thomas H. Lowder	Chairman of the Board	$440,000	$350,000	-20.5%
C. Reynolds Thompson III	CEO	$385,000	$425,000	10.4%
Weston M. Andress	President & CFO	$385,000	$425,000	10.4%
Paul F. Earle	EVP – Multifamily Division	$280,000	$300,000	7.1%
Charles A. McGehee	EVP – Mixed Use Division	$260,000	$280,000	7.7%
Robert A. Jackson	EVP – Office Division	$255,000	$285,000	11.8%

     In addition to taking into consideration market data and individual performance, the base salary adjustment for Thomas H. Lowder also reflects the change in his duties and responsibilities, and the adjustments for Messrs. Thompson and Andress also reflect the change in their respective duties, all of which were implemented in April 2006, as well as a movement toward the appropriate market level of base salary for comparable positions. The base salary adjustments for Messrs. Earle, McGehee and Jackson reflect the change in their reporting relationships from the chief operating officer to the chief executive officer and the Committee’s desire to maintain the desired relationship to the median level of base salary for comparable positions. The Committee’s decisions regarding base salaries do not affect its decisions with regard to any other element of compensation (e.g., the target or actual annual incentive amount or the amount of the long-term incentive award).

     Annual Incentive Compensation

     As noted above, the Company emphasizes incentives over entitlements in its compensation philosophy, and seeks to provide competitive target and actual incentives based on relevant market data and company performance. The Company’s annual incentive plan is designed to provide plan participants with competitive annual incentive cash compensation opportunities and reward these individuals based on the Company’s and the individual’s performance during the performance period.

     Incentive awards are determined annually by the Committee based on the achievement of performance objectives for the most recently completed fiscal year. The Committee determined in 2006 to use two key Company-level performance indicators as its primary performance measures for all of the named executive officers: (1) average 3-year TSR, and (2) annual growth in FFO per share as compared to the defined company peer group. The Committee considers the appropriateness of various performance indicators on an annual basis. The Committee has used these measures in previous years, and for 2006 believed that these measures would most appropriately capture the increase in the value of the Company to the shareholders over the fiscal year while at the same time addressing the potential for short-term swings in performance from one year to the next. The Committee considered these measures to be of equal importance and therefore equally weighted these two measures in determining the actual incentive amount that could be paid from the annual incentive plan in 2006.

     The Committee also selected performance measures for the Multifamily and Office Divisional Executive Vice Presidents based on areas within their individual influence and control: division FFO growth and division same store net operating income (“NOI”) growth, in each case, compared to the relevant peer group of companies.

     The Committee adopted a land sales gain measure, in addition to the corporate measures, for the Mixed Use Divisional Executive Vice President. Pursuant to this measure, a portion of this individual’s annual incentive compensation is tied to gains realized by the Company from land dispositions. Consistent with the goal of selecting performance measures within the divisional heads’ individual influence and control, the Committee determined that this measure focused this executive on the appropriate division-level goal.

     The performance measures and weighting assigned to each performance measure are summarized below:

Chairman, CEO & President/CFO

Corporate Allocation
Weight	Measures
50%	Corporate Funds From Operation (FFO) Growth Per Share
50%	3 Yr Average Total Shareholder Return (TSR)
100%

Multifamily and Office Divisional Executive Vice Presidents

Corporate Allocation
Weight	Measures
25%	Corporate Funds From Operation (FFO) Growth Per Share
25%	3 Yr Average Total Shareholder Return (TSR)
50%

Division Allocation
Weight	Measures
25%	Divisional Funds From Operation (FFO) Growth Per Share
25%	Divisional Same Property Net Operating Income (NOI)
50%

Mixed-Use Divisional Executive Vice President

Corporate Allocation
Weight	Measures
25%	Corporate Funds From Operation (FFO) Growth Per Share
25%	3 Yr Average Total Shareholder Return (TSR)
50%

Division Allocation
Weight	Measures
50%	Land Sales Gain

     The amounts actually payable to the named executive officers pursuant to the annual incentive plan are determined based on whether performance meets the “threshold” (the 25th percentile of the applicable peer group’s results), “median” (the 50th percentile), “target” (the 75th percentile) or “maximum” (the 90th percentile) level for each performance measure. The “threshold” level is the minimum level of performance that will give rise to an annual incentive, which pays at a maximum of 1% of the base salary. The “median” level pays at the maximum of 125% of the base salary, the “target” level pays at a maximum of 200% of the base salary, and the “maximum” level pays at a maximum of 250% of the base salary. The Committee determined that the target performance amount (100% or 200% base salary of the applicable officer’s base salary) would provide a level of incentive that is consistent with the compensation philosophy’s emphasis on performance and consistent with the goal of providing a targeted total direct compensation at the upper quartile of the market. The Committee developed the other payout level opportunities to provide the emphasis on achieving superior results when compared to peers. If actual performance falls within payout levels, the actual payout amount will be interpolated based on actual results. The Committee makes the payout level determination based on the benchmarking analysis for the industry and the peer groups and does not exercise any discretion to increase or decrease the amounts materially. Because the actual annual incentive amount is based on objective factors, the amount of annual incentive actually awarded does not impact the Committee’s decisions regarding base salary or any other element of compensation (although, as discussed below, this annual incentive payout amount directly determines the amount of the named executive officer’s long-term incentive award for the year).

     In addition, to further align the interests of the named executive officers with the interests of shareholders and to encourage them to take a long-term view of performance, an automatic 25% of their annual actual incentive award is paid in restricted common shares. These restricted common shares vest over a two-year period, 60% on the first anniversary of the grant date and 40% on the second anniversary of the grant date. The value of this annual incentive award that is converted into restricted shares is increased by an additional 25% to reflect that the earned amount is subject to additional vesting requirements.

     Named executive officers may elect to receive any or all of the remaining 75% of their actual annual incentive award in restricted common shares. If the combination of the first 25% of their annual incentive award and the amount they elect to receive in restricted shares is between 25% and 50% of the actual annual incentive award, the total amount to be converted into restricted common shares is increased by an additional 25% (all of which is subject to the two-year vesting schedule described above). If the named executive officer elects to receive an amount that, when combined with the first 25% of the award, equals 51% or more of the named executive officers’ annual incentive award, the total amount to be converted into restricted common shares is increased by an additional 40% (all of which is subject to the three-year vesting period: 50% vests on the first anniversary of the date of grant and 25% vests on each of the second and third anniversaries of the date of grant). The Committee believes that these additional amounts (i.e., 25% or 40% of the relevant amount, as applicable) encourage share ownership, a key guiding principle of the compensation philosophy.

     In 2006, the Company’s Corporate FFO growth per share was 4.97%, which was at the 48.83% percentile of the peer group. The Company’s 3-year average TSR for the period ending December 31, 2006 was 12.95%, which was at the 9.38% percentile.

     In 2006, the Company’s Multifamily Division FFO growth per share was -4.5%, which was at the 11.11% percentile of their peer group and the Multifamily Division Same Store NOI growth was 5.0%, which was at the 12.5% percentile of their peer group.

     In 2006, the Company’s Office Division FFO growth per share was -10.3%, which was at the 30.77% percentile of their peer group and the Office Division Same Store NOI growth was 5.2%, which was at the 90.91% percentile of their peer group. In addition, the Mixed Use Executive Vice President also received payment for commissions in 2006 that were paid in cash in 2006.

     In 2006, the Land Sales Gains realized for the Mixed Use Executive Vice President was at the 69th percentile of the division-level goal.

     Please see Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2006 (“2006 Form 10-K”) for more information regarding FFO, including a reconciliation of net income available to common shareholders to FFO, and Note 8 — Segment Information — in our Notes to Consolidated Financial Statements contained in Item 8 of our 2006 Form 10-K for information on our segments, including the reconciliation of total segment net operating income to income from continuing operations and minority interest.

     Final annual incentive award determinations are expected to be made by the Committee at its regularly scheduled April 2007 meeting. Accordingly, the amount of the annual incentive award for 2006 is not calculable as of the date of this proxy statement.

     Long-Term Incentive Compensation

     As noted above, our compensation philosophy seeks to align closely any long-term incentive compensation with shareholders' interests, and one of our guiding principles is to emphasize performance when determining actual compensation for our named executive officers. The Committee believes that to implement our philosophy and to follow our guiding principles, our named executive officers should have an ongoing stake in the success of the business and that key employees should have their long-term incentive compensation paid in the form of common shares, since share-related compensation is directly tied to shareholder value. Furthermore, the Committee recognizes that for our named executive officers and senior management, the economic success of many projects, and the total compensation to the named executive officers and managers operating them, should be evaluated over a multi-year time horizon, and firmly believes that over time, the value of the Company is reflected in total shareholder return in which the named executive officers can share by receiving and holding their long-term incentive compensation in the form of common shares.

     The Committee has determined that long-term incentive compensation will be provided through a combination of share options and restricted share awards for our named executive officers. These executive officers generally are awarded a maximum value equal to 100% of their actual annual incentive award for the year in an equal split between option shares and restricted shares. The Committee determined several years ago to provide for long-term incentive compensation based on annual results so that the grant date value of long-term incentive compensation would be derived from achieving corporate goals, and that the growth in the value of these incentives would be derived by increases in the value of the Company. Also, the Committee determined several years ago to provide a mix of full-value (restricted shares) and net appreciation value (option shares) awards, and determined that an even split of the value between these two types of awards achieved the appropriate level of mix and an appropriate upside opportunity.

     Time-vested restricted share and option share grants are both fully at risk based on the continued employment of the named executive officer. This means the restricted shares or option shares granted may only be earned by the named executive officers (i.e., become vested) if the named executive officer remains employed with the Company through the vesting period(s). The time-vested restricted share grants or option share grants generally vest in equal installments over a specified time period, typically five years from the date awarded.

     As described above, the annual incentive plan award determination for 2006 is expected to be made at the regularly scheduled Committee meeting in April 2007. Accordingly, the amount of the annual incentive award for 2006 is not calculable as of the date of this proxy statement. Since grants of the long term incentive compensation are based on the amount of the annual incentive plan award, the named executive officers have not yet received grants of options or restricted shares as long term incentive compensation for 2006. Those grants also are expected to be made at the regularly scheduled Committee meeting in April 2007.

     Retirement, Health & Welfare, Perquisite and Post-Termination Compensation

     The Committee believes, as noted above, that an appropriate level of retirement and health and welfare benefits should be available to all employees, with no distinction made among any groups of employees other than as required by applicable tax rules and with certain exceptions described below. Consequently, the emphasis in the compensation program for named executive officers is on the pay-for-performance elements and the amount of the retirement benefit to be provided is not considered when examining and determining the other elements of each named executive officer’s compensation (either targeted or actual).

     The Committee determined that it is appropriate for the Company to provide the named executive officers with long-term care policies, and with long-term disability coverage that provides for the same level of replacement income (as a percentage of base salary) as generally available to employees generally. In addition, the Committee determined to provide MedJet premiums to each of the named executive officers. (MedJet is a medical evacuation services policy that would provide transport to the covered named executive officer’s preferred medical facility.) The Committee will annually review these benefits to determine if any changes need to be made.

     Post-termination compensation is available to any employee with no distinction or difference among groups of employees, based on the provisions in the current set of retirement and health and welfare plans in place. The Company has no established severance policy, and no severance or change of control arrangements are in place for any employee, other than Thomas Lowder. See “Compensation of Trustees and Executive Officers – Potential Payments Upon Termination or Change in Control”.

Option and Restricted Share Grant Practices

     The Committee typically reviews and approves the amount of the annual incentive to be paid to each named executive officer for the preceding year at the next regularly scheduled meeting after performance results for that year become available (which meeting typically occurs in April of the following year). The meeting date is also the date as of which (1) the total number of restricted common shares to be granted is determined, based on the amount of the annual incentive to be provided to each named executive officer and his respective election to convert actual annual incentive awards into restricted shares and (2) the long term incentive award (as noted above, split equally between restricted shares and option shares) is determined, which is based on the results from the annual incentive plan. For 2007, the exercise price of the options granted to each named executive officer will be based on the fair market value of the common shares on the date of the meeting and the grant is not approved by the Committee until that meeting. The Company does not time its option or restricted share grants in coordination with the release of material nonpublic information.

     As noted above, the exercise price for each option will be the fair market value of the common shares on the date of the meeting at which the option grant is approved. The exercise price for each option that was granted to the named executive officers in 2006 is the closing price of a common share on the last trading day prior to the date of the meeting at which the option grant is approved. This is consistent with the terms set forth in the Company’s Third Amended and Restated Employee Share Option and Restricted Share Plan. However, based on its review of prevailing market practices, the Committee determined that, beginning with grants made in 2007, the exercise price will be based on the closing price of a common share on the date of the meeting at which the option grant is approved. (This approach also is consistent with the terms of the Third Amended and Restated Employee Share Option and Restricted Share Plan).

     Dividends are paid on restricted shares during the restriction period. However, dividends are not paid on option shares unless and until the option is exercised.

Named Executive Officer and Trustee Ownership and Holding Guidelines

     Consistent with the Committee’s goal of emphasizing a longer-term view of service to the Company, the board of trustees adopted the following ownership guidelines that appear in the Company’s Corporate Governance Guidelines published on the Company’s website. The Corporate Governance Guidelines were last amended on January 26, 2007. Ownership guidelines are as follows:

  Every executive is expected to achieve an ownership stake in the Company that is significant in comparison with his or her salary. The expected requirements are as follows:

o	Chief Executive Officer	2x Base Salary
o	President & Chief Financial Officer	2x Base Salary
o	Executive Vice Presidents	1x Base Salary
(including multifamily, office, retail, Mixed Use, CAO, CAdO, and COO)

  Ownership requirements are expected to be met in five years from the later of guidelines adoption, attainment of executive officer status, or promotion to a level of higher ownership expectation.

  Other shares eligible to count toward these requirements are the value of shares owned, shares which are deferred in the Company’s savings and deferred compensation program (401K) and restricted shares. Unexercised stock options are not counted in calculating ownership.

  Each trustee is expected to achieve a minimum ownership stake of $5,000.

     All of the named executive officers and trustees have achieved the requisite ownership level.

Compensation and Transition in Executive Responsibilities

     In addition to the annual base salary, annual incentive and long-term incentive decisions described above, the Committee determined to review the compensation of the named executive officers in the context of the changes in duties and responsibilities and corresponding title changes that occurred in April 2006.

     In April 2006, the Committee established a transition incentive compensation arrangement which applies to these members of senior management to:

  recognize changes in responsibilities and duties,
  encourage these members to continue to work together as successfully in the future as they had in the past, provide a retention element to support their continued employment, and contribute to the overall growth in the value of the Company to the benefit of the shareholders.

     This transition incentive arrangement contains two elements: a floor amount and a performance amount. The floor amount is comprised of a certain number of restricted shares, which vest only if the named executive officer remains employed with the Company for five years, beginning on April 26, 2006. (However, if the named executive officer dies or becomes disabled during the five-year period and the Committee so permits, he will vest in a number of shares based on the ratio of his employment from the grant date to termination and the five-year period). This floor amount is intended to encourage retention and continued success in growing the value of the Company, since the value of the shares will be determined by the common share price when the shares vest. Dividends are paid on the restricted shares granted as the floor amount during the restriction period.

     Specifically, the number of restricted common shares granted as the floor amount was as follows:

Named Executive Officer	Number of Shares	Vesting Date
Thomas H. Lowder	62,617	04/27/2011
C. Reynolds Thompson, III	20,872	04/27/2011
Weston M. Andress	20,872	04/27/2011
Paul F. Earle	12,523	04/27/2011
Charles A. McGehee	5,218	04/27/2011
Robert A. Jackson	8,349	04/27/2011

     The Committee established the number of shares to be granted to each named executive officer by considering each named executive officer’s potential contribution to the Company’s growth, a grant date value that mirrored the target performance amount described below, the projected value of hypothetical grants of restricted common shares and options over a three-year period, and a value that would provide a significant retention element along with significant motivation to grow the value of the Company as reflected in an increase in that grant date value. With respect to Mr. Lowder, the Committee reviewed, in addition to the factors described in the preceding sentence, Mr. Lowder’s historical base salary and annual incentive compensation during his tenure as chief executive officer in comparison to the Corporate Peer Group chief executive officers and the Company’s TSR in relation to the Corporate Peer Group’s TSR for the same time period. Based on this review, the Committee determined that Mr. Lowder’s compensation should reflect his continued role as an integral part of the senior management team and that his floor and performance amounts should be at levels that provide significant opportunity to share in the increase in the value of the Company.

     The Committee believes that the performance amount of the incentive arrangement provides the named executive officers with an even greater opportunity to share in the growth of the Company, gives these executives an appropriate focus to increase the value of the Company, and like the floor amount, provides a retention element as well (although not as significant as the floor amount).

     The performance amount to be provided to the named executive officers is based on the performance of the Company over the three-year period beginning January 1, 2006 and ending December 31, 2008. The performance measure is TSR for the three-year period. Performance will be measured on an absolute and a relative basis.

     The absolute performance measure is based on the Company’s business plan for the same time period. The relative performance measure is TSR for that same three-year period, in comparison to the Corporate Peer Group.

     The absolute and relative performance measures each have threshold, target and maximum goals. To receive any performance amount, either the absolute or relative threshold goal must be achieved. If either threshold goal is achieved, the actual performance amount to be paid is based on the higher of the absolute or relative performance goal achieved. (The actual amount will be interpolated based on actual results).

     As noted above, the absolute performance target levels are based on the Company’s business plan for the three-year period. The Committee considers the target goal for this measure to be a stretch goal, meaning that the Company has a good possibility of achieving it.

     The relative performance target goal is to achieve the 75th percentile of the peer group in TSR at the end of the three-year period. Like the absolute performance target, the Committee considers this target goal to be a stretch goal.

     The threshold, target and maximum levels have been assigned performance amounts as noted below:

		Threshold Level	Target Level	Maximum Level
	Absolute	Consistent with	Consistent with	Consistent with
		Business Plan	Business Plan	Business Plan
	Relative	25th Percentile of	75th percentile of	90th percentile of
		Peer group	Peer Group	Peer Group

Thomas H. Lowder	Payout	$30,000	$3,000,000	$6,000,000

C. Reynolds Thompson, III	Payout	$10,000	$1,000,000	$2,000,000

Weston M. Andress	Payout	$10,000	$1,000,000	$2,000,000

Paul F. Earle	Payout	$5,000	$500,000	$1,000,000

Robert A. Jackson	Payout	$5,000	$500,000	$1,000,000

Charles A. McGehee	Payout	$5,000	$500,000	$1,000,000

     Consistent with the annual incentive plan, the transition incentive award provides for a minimum threshold payment and seeks to provide a substantial payout (relative to the threshold amount) if the target goal is achieved. The Committee believes that this approach corresponds to the significant growth in TSR that must occur (either for the absolute or the relative measure) from threshold to target.

     To establish the target performance payout amount, the Committee considered the same factors described above for the target floor grant date value amount, and in addition, sought to establish a target payout that was substantially above the target payout under the annual incentive plan.

     The Company retains the discretion to pay the performance amount in the form of common shares or cash or a combination of the two.

     To encourage the continuation of the efforts during and after the three- and five-year periods and to provide an additional retention element to this arrangement, the Committee has required that each of the executives retain 75% of the after-tax value of the shares received from this arrangement for a period of five years after vesting (floor amount) or after payment (performance amount).

     The Committee reviewed estimates of the compensation cost that the Company would recognize over the three- and five-year periods for the floor and performance amounts and determined that the potential payouts at each performance level were supportable by the compensation cost to be recognized, and in particular, that the level of achievement of TSR for the shareholders at each of these levels supported the amounts to be received. The Committee reviewed the tax deductibility of the amounts and understood that, based on current tax rules, the Company would be in a position to deduct any amounts received by the executives.

$1 Million Pay Deductibility Limit

     Section 162(m) of the Internal Revenue Code of 1986, as amended, prohibits publicly traded companies from taking a tax deduction for compensation in excess of $1 million, paid to the chief executive officer or any of its four other most highly compensated executive officers for any fiscal year, who are referred to as “covered employees” under Section 162(m). Certain “performance-based compensation” is excluded from this $1 million cap. The Company believes, however, that because of the structure of the Company and its affiliates, it does not have “covered employees” whose compensation is subject to the $1 million deduction limit under Section 162(m). Since the Company qualifies as a REIT under the Internal Revenue Code and is generally not subject to Federal income taxes, if compensation were required to (but did not) qualify for deduction under Section 162(m), the payment of compensation that fails to satisfy the requirements of Section 162(m) would not have a material adverse consequence to the Company, provided the Company continues to distribute 100% of its taxable income. A larger portion of shareholder distributions may be subject to federal income tax expense as dividend income rather than return of capital, and any such compensation allocated to the Company’s taxable REIT subsidiaries whose income is subject to federal income tax would result in an increase in income taxes due to the inability to deduct such compensation. Although the Company will be mindful of the limits imposed by Section 162(m), even if it is determined that Section 162(m) applies or may apply to certain compensation packages, the Company nevertheless reserves the right to structure the compensation packages and awards in a manner that may exceed the limitation on deduction imposed by Section 162(m).

Conclusion

     The Committee considers the decisions made during 2006 to be consistent with the compensation philosophy as it applies to the named executive officers and considers the philosophy to be supportive of the approach to be taken by all employees of the Company: to make decisions and conduct their activities with the growth in the value of Company always first and foremost.

COMPENSATION COMMITTEE REPORT

     The executive compensation committee of the board of trustees of Colonial Properties Trust (the “Committee”) has reviewed and discussed the Compensation Discussion and Analysis with management and based on this review and discussions with management, the Committee recommended to the board of trustees that the Compensation Discussion and Analysis be included in Colonial Properties Trust’s proxy statement.

THE EXECUTIVE COMPENSATION COMMITTEE

Claude B. Nielsen
William M. Johnson
Herbert A. Meisler
John W. Spiegel

The Compensation Committee Report does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate our SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

COMPENSATION OF TRUSTEES AND EXECUTIVE OFFICERS

     The following tables contain certain compensation information for our chairman, our chief executive officer, our president and chief financial officer and our three other most highly compensated executive officers who were serving as executive officers on December 31, 2006, whom we refer to as the “named executive officers”, as well as our trustees.

Summary Compensation Table

					Non-Equity
					incentive
					Plan	Change	All Other
			Stock	Option	Compen-	in Pension	Compen-
Name and Principal		Salary	Awards	Awards	sation	Value	sation	Total
Position	Year	($)	($)(2)	($)(3)	($)(4)	#(5)	($)(6)	($)
Thomas H. Lowder (1)	2006	$350,000	$1,506,186	$136,752	$ -	$ 33,023	$190,815	$2,216,776
Chairman of the Board
C. Reynolds Thompson, III (1)	2006	425,000	652,198	63,419	-	11,747	109,755	1,262,119
Chief Executive Officer
Weston M. Andress	2006	425,000	698,285	76,399	-	-	119,054	1,318,738
President and Chief
Financial Officer
Paul F. Earle	2006	298,335	273,358	22,571	-	20,488	50,435	665,187
Executive Vice President
Multifamily Division
Charles A. McGehee	2006	278,333	339,379	45,433	14,000	63,183	32,030	772,358
Executive Vice President
Mixed Use Division
Robert A. Jackson	2006	282,501	214,617	21,322	-	18,377	37,433	574,250
Executive Vice President
Office Division

(1) Mr. Lowder also served as our Chief Executive Officer through April 2006. Mr. Thompson was appointed Chief Executive Officer in April 2006.
(2) The amount shown in this column represents the aggregate accounting expense (excluding impact of expected forfeitures) recognized by the Company in fiscal year 2006, in accordance with Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (“FAS 123R”), related to (a) annual incentive compensation restricted share awards made in 2006 and in prior years (both mandatory and elective restricted share awards) to the extent that the compensation cost of the awards granted in prior fiscal years was recognized in our 2006 consolidated financial statements in our 2006 Form 10-K, (b) long-term incentive compensation restricted share awards made in 2006 and in prior fiscal years to the extent that the compensation cost of the awards granted in prior fiscal years was recognized in our 2006 consolidated financial statements, and (c) transition incentive awards of time-vested restricted shares and performance based restricted shares made in 2006 to the extent that the compensation cost of the grants in prior fiscal years was recognized in our 2006 consolidated financial statements. Pursuant to the terms of the annual incentive compensation plan, officers must take 25% of their annual incentive plan award in the form of restricted common shares instead of cash and may elect to receive all or a portion of the remaining award in the form of restricted common shares instead of cash. Officers who elect to receive up to 50% of their award in restricted shares receive shares having a market value on the award date equal to 125% of the elected amount. Officers who elect to receive more than 50% of their award in restricted shares receive shares having a market value on the issue date equal to 140% of the elected amount that exceeds 50% of amount of their award. The total amount in the "Stock Awards" column includes the portion of the full grant date value of these annual incentive compensation restricted shares that we recognized in our 2006 consolidated financial statements in our 2006 Form 10-K for the outstanding restricted share grants that were made in 2002 through 2006, based on the named executive officers’ elections. See the Compensation Discussion and Analysis section for more information regarding the terms of the annual non-equity incentive compensation plan and awards of restricted shares made pursuant to the terms of such plan. The amount shown in this column also includes awards of restricted common shares made pursuant to the Company's long-term incentive compensation plan, which is discussed in detail in the Compensation Discussion and Analysis section. The number and full grant date fair value (excluding the impact of expected forfeitures) of these long-term incentive compensation restricted shares granted in 2006 are set forth in the Grants of Plan-Based Awards table below. The total amount in the "Stock Awards" column includes the portion of the full grant date fair value (excluding the impact of expected forfeitures) of long-term incentive compensation restricted shares that we recognized as compensation cost in our 2006 consolidated financial statements in our 2006 Form 10-K for the outstanding restricted share grants that were made in 2002 through 2006. In addition to the annual incentive and long-term incentive compensation restricted share awards, in April 2006, in connection with the transition in duties and responsibilities for certain of the officers, we made transition incentive awards of time-vested restricted shares and performance awards to the named executive officers. See the Compensation Discussion and Analysis section for more information regarding the terms of the transition incentive awards. The number and full grant date fair value of the transition incentive time-vested restricted shares are set forth in the Grants of Plan-Based Awards table below. The total amount in the "Stock Awards" column includes the portion of the full grant date fair value of these transition incentive time-vested restricted shares that we recognized in our 2006 consolidated financial statements. The performance awards made to each of the named executive officers (which are ultimately payable in cash or common shares, or a combination of the two), including the potential amount payable based on the achievement of certain performance criteria, are set forth in the Grants of Plan-Based Awards table below. The total amount in the "Stock Awards" column includes the portion of the full grant date fair value of performance award that we recognized as compensation cost in our 2006 consolidated financial statements. The assumptions used to compute the accounting expense recognized in fiscal year 2006 for the annual incentive compensation restricted share awards, the long-term incentive compensation restricted share awards, the transition incentive time-vested restricted share awards and the transition incentive performance award are set forth in footnote 13 to our 2006 consolidated financial statements contained in our Form 10-K. The following table provides a breakdown of the accounting expense recognized for each named executive officer with respect to the annual incentive compensation restricted share awards, the long-term incentive compensation restricted share awards, and the transition incentive restricted share awards (time-vested and performance based). The amount shown in the “Expensed Grants from 2002-2006 Restricted Shares” column represents the compensation cost (excluding the impact of expected forfeitures) or capitalized amount recognized in our 2006 consolidated financial statements for the annual incentive and long-term incentive compensation restricted share awards. The amount shown in the “Expensed Transition Restricted Shares 4/26/2006” column represents the compensation cost recognized in our 2006 consolidated financial statements for the time-vested restricted shares granted under the transition incentive award. The amount shown in the “Expensed Performance Award Amount” column represents the compensation cost recognized in our 2006 consolidated financial statements for the performance based restricted shares granted as part of the transition incentive award.

	Expensed Grants From	Expensed Transition	Expensed
	2002-2006 Restricted	Restricted Shares	Performance Award
	Shares	4/26/2006	Amount
Thomas H. Lowder	$ 519,929	$ 399,997	$ 586,260
C. Reynolds Thompson III	323,448	133,330	195,420
Weston M. Andress	369,535	133,330	195,420
Paul F. Earle	95,651	79,997	97,710
Charles A. McGehee	208,336	33,333	97,710
Robert A. Jackson	63,574	53,333	97,710

(3) The amount disclosed in the "Option Awards" column represents the aggregate accounting expense recognized by the Company in fiscal year 2006, in accordance with FAS 123R, related to the portion of the full grant date value of the option awards made in 2006 and in prior fiscal years to the extent that the compensation cost of the option awards was recognized in our 2006 consolidated financial statements contained in our 2006 Form 10-K. The number and full grant date value of the 2006 option awards are set forth in the Grants of Plan-Based Awards table below. The assumptions used to compute the accounting expense recognized in fiscal year 2006 for the stock option awards are set forth in footnote 13 to our 2006 consolidated financial statements contained in our 2006 Form 10-K.
(4) As described above under the Compensation Discussion and Analysis section, the annual incentive award determination for 2006 for each named executive officer is expected to be made at the regularly scheduled executive compensation committee meeting in April 2007. Accordingly, the amount of the annual incentive award for 2006 is not calculable as of the date of this proxy statement. The amount reflected in this column represents the amount of commissions earned in 2006 that were paid in cash to Charles A. McGehee in 2006. See the Compensation Discussion and Analysis section for a discussion of the terms of our annual non-equity incentive compensation plan.
(5) The amounts shown solely represent the aggregate change, from December 31, 2005 to December 31, 2006, in the present value of the named executive officers’ accumulated pension benefit from The Colonial Properties Trust Defined Benefit Pension Plan. The present value of the accrued benefit and a detailed discussion of the plan are presented in the Pension Plan Table and related narrative, below.
(6) The amount shown represents the total incremental cost to the Company of the following items: our contributions to the 401(k) plan on behalf of each of our named executive officers, our payment of premiums for life insurance, long-term care policies, long-term disability coverage, and MEDJET service and dividends paid during 2006 on unvested restricted shares owned by named executive officers (which dividends were not included in the aggregate accounting expense recognized by the Company in fiscal year 2006 relating to such awards), as shown in the table below.

				Long-term	Long-term		Dividends
		401(k)	Life	Care	Disability	MEDJET	Paid in 2006	Total All Other
Name	Year	Contribution	Insurance	Insurance	Insurance	Premium	on Unvested	Compensation
							Restricted
							Shares
Thomas H. Lowder	2006	$ 6,000	$ 117	$ 1,720	$ 2,513	$ 390	$180,075	$ 190,815

C. Reynolds Thompson, III	2006	6,000	117	1,178	1,637	265	100,559	109,755

Weston M. Andress	2006	6,000	117	-	-	265	112,672	119,054

Paul F. Earle	2006	6,000	117	1,335	2,564	265	40,154	50,435

Charles A. McGehee	2006	6,000	117	2,090	2,411	265	21,147	32,030

Robert A. Jackson	2006	6,000	117	1,575	2,300	265	27,176	37,432

Grants of Plan-Based Awards in 2006

		Estimated Possible Payouts Under				Estimated Future Payouts Under			All Other
		Non-Equity Incentive Plan Awards (2)				Equity Incentive Plan Awards (3)			Stock			Closing
									Awards:	All Other		Market	Full Grant
									Number	Option Awards:	Exercise or	Price for	Date Fair
									of	Number of	Base Price	Date of	Value of
									Shares	Securities of	of Option	Option	Stock and
	Grant	Threshold	Median	Target	Maximum	Threshold	Median	Target	of Stock	Underlying	Awards	Awards	Option
Name	Date(1)	($)	($)	($)	($)	($)	($)	($)	(#)(4)	Options (#) (5)	($/sh)(6)	(7)	Awards (8)
Thomas H.	4/26/2006								4,430(9)				$212,241
Lowder		$3,500	$437,500	$700,000	$ 875,000
						$30,000	$3,000,000	$6,000,000
	4/26/2006								1,582				75,794
	4/26/2006								62,617				2,999,980
	4/26/2006									8,050	$47.91	$47.45	51,390
C. Reynolds	4/26/2006								3,767(9)				180,477
Thompson,		4,250	531,250	850,000	1,062,500
III						10,000	1,000,000	2,000,000
	4/26/2006								1,384				66,307
	4/26/2006								20,872				999,978
	4/26/2006									7,043	47.91	47.45	44,962
Weston M.	4/26/2006								3,744(9)				179,375
Andress		4,250	531,250	850,000	1,062,500
						10,000	1,000,000	2,000,000
									1,384				66,307
	4/26/2006								20,872				999,978
	4/26/2006									7,043	47.91	47.45	44,962
	4/26/2006
Paul F.	4/26/2006								2,718(9)				130,219
Earle		3,000	30,500	300,000	375,000
						5,000	500,000	1,000,000
									991				47,479
	4/26/2006								12,523				599,977
	4/26/2006									5,143	47.91	47.45	32,832
	4/26/2006
Charles A.	4/26/2006								2,262(9)				108,372
McGehee	4/26/2006	2,800	28,000	280,000	350,000	5,000	500,000	1,000,000
									839				40,196
	4/26/2006								5,218				249,994
	4/26/2006									4,267	47.91	47.45	27,240
	4/26/2006
Robert A.	4/26/2006								1,028(9)				49,251
Jackson	426/2006	2,850	28,500	285,000	356,250	5,000	500,000	1,000,000
									735				35,214
	4/26/2006								8,349				400,001
	4/26/2006									3,740	47.91	47.45	23,876
	4/26/2006

(1) Represents the grant date determined for financial statements reporting purposes pursuant to FAS 123(R).
(2) Represents the estimated possible payout under the Company’s annual incentive compensation plan for 2006. The estimated payout levels were established in January 2006. However, the final determination and award grants are expected to be made at the executive compensation committee’s regularly scheduled meeting in April 2007. The first 25% of each named executive officers’ annual incentive award is automatically paid in time-vested restricted common shares. The named executive officers may elect to receive any or all of the remaining 75% of their annual incentive award in restricted common shares. The total number of restricted shares received by the named executive officer is increased by either 25% or 40%, depending on the percentage of the annual incentive award the named executive officer elects to receive in the form of restricted shares. See “Compensation Discussion and Analysis – Elements of Compensation – Annual Incentive Compensation” for the performance-based conditions and other terms applicable to these awards.
(3) The amounts set forth in this column represent the grant of the transition incentive performance awards granted in 2006 described in footnote 1 to the Summary Compensation Table above. The discussion under "Compensation and Transitions in Executives' Responsibilities" in the Compensation Discussion and Analysis section contains a more detailed discussion of the terms and conditions of these awards, including the performance-based conditions applicable to the award. These awards will vest, if at all, at the end of a three-year performance period, or December 31, 2008.
(4) The shares set forth above in this column represent time-vested restricted share awards granted in 2006, under the Company’s Third Amended and Restated Employee Share Option and Restricted Share Plan pursuant to our (i) annual incentive compensation awards for 2005, (ii) long term incentive plan and (iii) transition time-based restricted share awards. See footnote 10 below.
(5) The shares set forth above in this column represent long term incentive plan time-vested option awards granted in 2006, under the Company’s Third Amended and Restated Share Option and Restricted Share Plan.
(6) The amounts in this column represent the exercise price approved by the executive compensation committee on the date the committee approved the option awards. This price represents the closing market price of our common shares on the New York Stock Exchange on the last trading date preceding the date in which the committee approved the award.
(7) Represents the closing market price of our common shares on the New York Stock Exchange on the FAS 123(R) grant date set forth in the “Grant Date” column in this table. The “exercise price of option awards” was different than the price in this column because, in 2006, the exercise price of option awards was the closing price of the Company’s common shares on the last trading date preceding the date in which the committee approved the award, and not the FAS 123(R) grant date. For 2007 the exercise price will be based on the closing price on the date of the meeting at which the option grant is approved. See “Compensation Discussion and Analysis – Option and Restricted Share Grant Practices above.
(8) The full grant date fair value was computed in accordance with FAS 123(R), excluding the impact of expected forfeitures.
(9) Represents the total number of restricted shares granted to the named executive officer following the determination of the annual incentive compensation awards for 2005 (which determinations were made in April 2006). The first 25% of each Named Executive Officers’ annual incentive award is automatically paid in time-vested restricted common shares. Named Executive Officers may elect to receive any or all of the remaining 75% of their annual incentive award in restricted common shares. The total number of restricted shares received by the named executive officer is increased by either 25% or 40%, depending on the percentage of the annual incentive award the named executive officer elects to receive in the form of restricted shares. See “Compensation Discussion and Analysis – Elements of Compensation – Annual Incentive Compensation.”

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

     Annual Incentive Compensation Plan

     The annual incentive compensation plan permits the executive compensation committee, as administrator of the plan, to establish the potential awards for the officers, the performance measures to be used in determining the actual amount of the awards, and the weighting assigned each performance measure in determining the amount of the award. The executive compensation committee determined in 2006 to use two key Company-level performance indicators as its primary performance measures for the named executive officers: (1) average three-year TSR, and (2) annual growth in FFO per share, compared to a peer group of companies. These two measures were weighted 50%/50% for the Chairman, CEO and President/CFO in determining their actual awards. In addition to using these two Company-level performance measures, the executive compensation committee selected performance measures for the other named executive officers (EVP, Multifamily; EVP, Mixed Use; and EVP, Office) based on areas within each executive's individual influence and control: division FFO growth and same store NOI growth, compared to a relevant peer group of companies. For these officers, the Company-level performance measures were each weighted 25%/25%, and the two divisional measures were weighted 25%/25%. The actual amount earned, and the increase of this amount based on the individual's election to convert to restricted shares, is set forth in footnote 1 to the Summary Compensation Table. The annual incentive award determination for 2006 is expected to be made at the regularly scheduled executive compensation committee meeting in April 2007. Accordingly, the amount of the annual incentive award for 2006 is not calculable as of the date of this proxy statement. See “Compensation Discussion and Analysis – Elements of Compensation – Annual Incentive Compensation.”

     Long-Term Incentive Restricted Share and Option Awards

     The long-term incentive plan permits the executive compensation committee to make grants of options and restricted shares to selected employees, including the named executive officers. The executive compensation committee determined that long-term incentive compensation for the named executive officers would be provided in the form of common share options and restricted share awards. For 2006, the named executive officers are expected to be awarded a value equal to 100% of their non-equity incentive plan award in a 50% split between option shares and restricted shares. As indicated above, since the annual incentive award determination for 2006 is not expected to be made until the regularly scheduled executive compensation committee meeting in April 2007, the long term incentive compensation award for 2006 also is expected to be made at the April 2007 meeting. See “Compensation Discussion and Analysis – Elements of Compensation – Long Term Incentive Compensation.”

     The value of options granted in 2006, with respect to a portion of the long term incentive compensation award for 2005 (as reflected in the Grants of Plan-Based Awards in 2006 Table above), was based on computing the value of an option on the grant date (using the Black-Scholes model). All option valuation models, including the Black-Scholes model, require a prediction about the future movement of the share price. The following assumptions were made for the purposes of calculating the option value: an option term of 7.54 years, volatility of 21.01%, dividend yield at 5.76%, and discount rate (bond equivalent yield) of 5.12% . The strike price for the 5,000 options is $47.91. The number of restricted shares was determined by dividing 50% of the officer's non-equity incentive plan award by the closing price of a common share on the last trading date prior to the date the award was approved by the executive compensation committee. The option and restricted share awards vest at 20% per year over 5 years, beginning on the first anniversary of the grant date. The executive forfeits any unvested options or restricted shares at the time he separates from employment; any vested options must be exercised within 90 days of separation or otherwise are forfeited.

     Transition Awards

     In addition to the annual base salary, annual incentive and long-term incentive awards described above the executive compensation committee determined to review the compensation of the named executive officers in the context of the changes in duties and responsibilities and corresponding title changes that occurred in April 2006 and established a transition incentive compensation arrangement for these individuals. This transition incentive arrangement contains two elements: a floor amount and a performance amount. See “Compensation Discussion and Analysis – Compensation and Transition in Executive Responsibilities.”

     Mr. Lowder’s Employment Agreement

     Thomas H. Lowder entered into an employment agreement with us in September 1993. This agreement provided for an initial term which ended December 31, 1996, with automatic renewals for successive one-year terms if neither party delivers notice of non-renewal at least six months prior to the next scheduled expiration date. The agreement provided for an annual salary of at least $275,000 and incentive compensation, which may not exceed 100% of his base salary, on substantially the same terms as set forth in the description of the annual incentive plan in the Compensation Discussion and Analysis section above. During the employment period, Mr. Lowder is also entitled to receive business expense reimbursements and to participate in any retirement, pension, insurance, health, or other benefit plan or program made available to other senior executive officers and health insurance coverage for himself and the members of his immediate family.

     In April 2006, the Company and Mr. Lowder agreed that Mr. Lowder’s employment would be deemed modified to reflect his change in title (from Chairman and Chief Executive Officer to Chairman of the Board) and duties as part of the transition arrangements described under the Compensation Discussion and Analysis section above. As a result, Mr. Lowder’s 2006 base salary was set at $350,000 with annual reductions to $300,000 in 2007 and $250,000 in 2008. The Company and Mr. Lowder also agreed to negotiate a non-competition agreement which would replace the employment agreement. The employment agreement is expected to terminate on the effective date of the replacement non-competition agreement.

     None of our other named executive officers, or any of our other executive officers, have an employment agreement with us.

     See “Potential Payments Upon Termination or Change in Control” below for a discussion of the potential post-employment or change of control payments or other benefits to be received by our named executive officers in certain circumstances.

Outstanding Equity Awards at Fiscal Year-End
(as of fiscal year ended December 31, 2006)

	Option Awards (1)				Stock Awards
							Equity
							Incentive	Equity
							Plan	Incentive
						Market	Awards:	Plan
						Value of	Number of	Awards:
	Number of	Number of			Number of	Shares or	Unearned	Payout
	Securities	Securities			Shares or	Units of	Shares	Value
	Underlying	Underlying			Units of	Stock that	that Have	that Have
	Unexercised	Unexercised	Option		Stock that	Have Not	Not	Not
	Options (#)	Options (#)	Exercise	Expiration	Have Not	Vested ($)	Vested	Vested
Name	Exercisable	Unexercisable	Price ($)	Date	Vested (#)	(2)	(#)(3)	($)(3)

Thomas H. Lowder	16,000		$21.88	1/23/2007
	30,000		27.38	1/25/2009
	9040		24.00	1/24/2010
	71,450		26.88	1/26/2011
	64,848	16,212	32.40	1/18/2012
	45,300	30,200	33.34	1/17/2013
	265	1,064	37.62	2/03/2015
	5,353	21,412	37.11	4/07/2015
	-	8,050	47.91	4/26/2016
	20,000		27.38	1/25/2009
	28,460		24.00	1/24/2010
	13,000		26.88	1/26/2011
					81,219(4)	$3,807,547	640	$ 30,000

C. Reynolds Thompson, III	2,500		28.88	2/17/2007
	6,667		27.38	1/25/2009
	8,000		24.00	1/24/2010
	26,646		26.88	1/26/2011
	38,390	9,598	32.40	1/18/2012
	26,820	17,880	33.34	1/17/2013
	232	698	37.62	2/03/2015
	4,739	18,959	37.11	4/07/2015
	-	7,043	47.91	4/26/2016
					40,949(5)	1,919,689	214	10,000

Weston M. Andress	9,157	13,737	36.40	4/26/2014
	8,826	13,240	37.77	8/19/2014
	4,228	16,914	39.42	1/08/2015
	232	931	37.62	2/03/2015
	4,727	18,909	37.11	4/07/2015
	-	7,043	47.91	4/26/2016
					45,347(6)	2,125,867	214	10,000
Paul F. Earle	5,334		27.38	1/25/2009
	6,000		24.00	1/24/2010
	18,016		26.88	1/26/2011
	19,195	4,799	32.40	1/18/2012
	13,440	8,960	33.34	1/17/2013
	-	4,115	47.91	4/26/2016
					18,378(7)	861,561	107	5,000
Charles A. McGehee	6,000		24.00	1/24/2010
	18,016		26.88	1/26/2011
	19,195	4,799	32.40	1/18/2012
	13,440	8,960	33.34	1/17/2013
	-	4,115	47.91	4/26/2016
					8,823(8)	413,622	107	5,000
Robert A. Jackson	19,195	4,799	32.40	1/18/2012
	13,440	8,960	33.34	1/17/2013
	-	4,115	47.91	4/26/2016
					12,113(9)	567,857	107	5,000

(1) All option awards shown in the table below have a term of 10 years (expiring on the 10th anniversary of the date of the award) and vest in equal annual installments over a five-year period.
(2) The market value is calculated by multiplying the number of shares by $46.88, the closing market price of our common shares on December 29, 2006.
(3) Represents transition incentive performance shares that may be issued to the named executive officer pursuant to the transition incentive awards granted in April 2006 (see footnote 1 of the Summary Compensation Table above). The payout value shown in the table represents the estimated value of the award assuming that the “threshold” level of performance had been achieved. The number of unearned shares shown in the table represents the maximum number of common shares that would have been issued if the “threshold” level of performance had been achieved and was calculated by dividing the payout value in the table by $46.88 (the last reported share price of our common shares on the New York Stock Exchange on December 29, 2006). This payout amount shown in the table is not the same as the amount that is recognized in the consolidated financial statements in our 2006 Form 10-K and disclosed in the Summary Compensation Table above. This difference is due to the difference between the accounting rules that control the manner in which the award is recognized in the financial statements and the rules that control the manner in which the award is disclosed in this table. The actual number of shares, if any, that may be issued pursuant to this transition incentive performance award will not be determined until after the performance period ends on December 31, 2008. The actual award may be paid in cash or shares, or a combination of the two.
(4) Represents shares of restricted stock, which vest as follows: 808 shares ratably in four annual installments, commencing on February 3, 2007; 4,283 shares ratably in four annual installments, commencing on April 7, 2007; 7,499 shares ratably in two annual installments, commencing on April 7, 2007; 4,430 shares ratably in three annual installments, commencing on April 26, 2007; 1,582 shares ratably in five annual installments, commencing on April 26, 2007;and 62,617 shares vest 100% on April 26, 2011.
(5) Represents restricted shares, which vest as follows: 3,795 shares ratably in three annual installments, commencing on July 22, 2007; 708 shares ratably in four annual installments, commencing on February 3, 2007; 6,631 shares ratably in two annual installments, commencing on April 7, 2007; 3,792 shares ratably in four annual installments, commencing on April 7, 2007; 3,767 shares ratably in three annual installments, commencing on April 26, 2007; 1,384 shares ratably in five annual installments, commencing on April 26, 2007 and 20,872 shares vest 100% on April 26, 2011.
(6) Represents restricted shares, which vest as follows: 8,244 shares ratably in three annual installments, commencing on April 26, 2007; 708 shares ratably in four annual installments, commencing on February 3, 2007; 6,614 shares ratably in two annual installments, commencing on April 7, 2007;

3,782 shares ratably in four annual installments, commencing on April 7, 2007; 3,744 shares ratably in three annual installments, commencing on April 26, 2007; 1,384 shares ratably in five annual installments, commencing on April 26, 2007 and 20,872 shares vest 100% on April 26, 2011.
(7) Represents restricted shares, which vest as follows: 501 shares ratably in four annual installments, commencing on April 7, 2007; 1,645 shares ratably in two annual installments, commencing on April 7, 2007; 2,718 shares ratably in three annual installments, commencing on April 26, 2007; 991 shares ratably in five annual installments, commencing on April 26, 2007; and 12,523 shares vest 100% on April 26, 2011.
(8) Represents restricted shares, which vest as follows: 314 shares ratably in one annual installments, commencing on March 2, 2007; 1,689 shares ratably in two annual installments, commencing on April 7, 2007; 501 shares ratably in four annual installments, commencing on April 7, 2007; 839 shares ratably in five annual installments, commencing on April 26, 2007; 2,262 shares ratably in three annual installments, commencing on April 26, 2007 and 5,218 shares vest 100% on April 26, 2011.
(9) Represents restricted shares, which vest as follows: 1,500 shares ratably in two annual installments, commencing on April 7, 2007; 501 shares ratably in four annual installments, commencing on April 7, 2007; 1,028 shares ratably in three annual installments, commencing on April 26, 2007; 735 shares ratably in five annual installments, commencing on April 26, 2007; and 8,349 shares vest 100% on April 26, 2011.

Option Exercises and Stock Vested During 2006

     The following table sets forth certain information concerning option exercises and shares acquired during 2006 on the vesting of restricted share awards by our named executive officers.

Name	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired on	Value Realized	Acquired on	Value Realized on
	Exercise (#)	on Exercise ($)(1)	Vesting (#)	Vesting ($)(2)

Thomas H. Lowder	16,000	$384,560	10,623	$507,010

C. Reynolds Thompson, III	-	-	10,499	502,923

Weston M. Andress	-	-	10,482	506,805

Paul F. Earle	3,500	55,984	2,486	117,540

Charles A. McGehee	-	-	2,944	139,553

Robert A. Jackson	41,592	604,617	2,341	110,528

(1) Amounts reflect the difference between the exercise price of the option and the market price at the time of exercise.
(2) Amounts reflect the market value of our common shares on the day the shares vested.

Pension Benefits Disclosure

     We maintain The Colonial Properties Trust Defined Benefit Pension Plan (the “Pension Plan”) for all of our employees hired before January 1, 2002. An employee hired before January 1, 2002 is eligible to participate in the Plan on January 1 or July 1 following the first anniversary of his or her employment or when the person reaches age 21, if later.

     The benefit that each participant may earn is equal to (A + B) X C, where

A	= 22.5% of the participant’s “final average earnings” that do not exceed “social security covered compensation,”
B	= 38% of final average earnings that exceed social security covered compensation, and
C

= the ratio of years of service (not more than 25) divided by 25. A participant receives credit for a year of service for every year in which 1,000 hours are completed in employment after becoming a participant.

     A participant is vested in his benefit (i.e., the benefit cannot be forfeited) if the participant has at least five (5) years of “vesting service.” A participant earns a year of vesting service for every year in which 1,000 hours are completed in employment.

     For these purposes, “final average earnings” is the highest average of the participant’s compensation for five consecutive years out of the final 10 years of employment before the participant’s separation from employment. However, the amount of each year’s “earnings” that is taken into account to determine a participant’s final average earnings is limited by Section 401(a)(17) of the Internal Revenue Code (for 2006, that limit was $220,000).

     For these purposes, “social security covered compensation” is the average of the Social Security Taxable Wage Base over the 35-year period that ends in the year in which the participant reaches social security normal retirement age. (For 2006, the Social Security Taxable Wage Base was $94,200.)

     A participant is eligible to receive his vested benefit after he separates from employment, but payments typically will not begin until he reaches his “normal retirement date.” For these purposes, “normal retirement date” is the latest of the following dates following separation from employment:

(a)	the month in which the participant reaches age 65,
(b)	the 5th anniversary of the date the participant began to participate in the plan, or
(c)	the date the participant completes five years of vesting service (if this occurs before (b), above).

     The Pension Plan allows a participant to elect to receive his earned benefit before his normal retirement date if the participant has reached his “early retirement date” when he separates from employment. A participant’s early retirement date is the first day of the month on or after reaching age 55 with at least 10 years of vesting service. To determine a participant’s early retirement benefit, the Plan computes the individual’s vested benefit that he would have received at normal retirement date and then reduces the benefit to take into account the fact that payment of the benefit is beginning earlier than his normal retirement date. The reduction is 1/180th for each month (up to 60 months) that the benefit is paid before the normal retirement date, and 1/360th for each month (beginning with the 61st month) for each month the benefit is paid before the normal retirement date.

     A participant will receive his vested benefit in the form of a single life annuity, or if married, a joint and survivor annuity (which in either case is a series of payments based on the participant’s life expectancy, or if married, based on his and his spouse’s life expectancies, determined when the payments are to begin). The participant can choose to receive the benefit in a different form of distribution. These optional forms of payment are “actuarially equivalent” to the single or joint and survivor annuities (which means that they are the same in value, even though the amount of the periodic payment may be different).

     The following table contains the present value of accumulated benefits and credited years of service for each named executive officer (excluding Mr. Andress, who is not eligible to participate in the Pension Plan). The present value is based on the benefit that would be paid to the individual at age 65 in the form of a single life annuity, but based on his service and compensation as of December 31, 2006. None of the named executive officers received any payments under the Pension Plan in 2006.

Pension Benefits Table

Name	Plan Name	Number of	Present
		Years	Value of
		Credited	Accumulated
		Service	Benefit
		(#)(1)	($)(2)

	Colonial Properties Trust
Thomas H. Lowder	Defined Benefit Pension Plan	32	$ 423,067
	Colonial Properties Trust
C. Reynolds Thompson, III	Defined Benefit Pension Plan	9	67,147
	Colonial Properties Trust
Paul F. Earle	Defined Benefit Pension Plan	14	146,132
	Colonial Properties Trust
Charles A. McGehee	Defined Benefit Pension Plan	25	538,964
	Colonial Properties Trust
Robert A. Jackson	Defined Benefit Pension Plan	8	96,333

(1) Number of years of credited service is equal to the actual years of service with the Company. We do not have a policy of granting extra years of credited service.
(2) The present value of accumulated benefit was determined using a discount rate of 5.5% and the 83GAM mortality table, consistent with the assumptions used for financial statement disclosure purposes.

Potential Payments Upon Termination or Change in Control

     Potential Payments Under Thomas Lowder’s Employment Agreement

     The following discussion summarizes the potential payments upon certain termination of employment events under the existing employment agreement between the Company and Thomas H. Lowder. The amounts shown assume that such termination was effective as of December 31, 2006, and thus include amounts earned through such time and are estimates of the amounts which would be paid out to Mr. Lowder upon his termination. The actual amounts to be paid out can only be determined at the time of Mr. Lowder’s separation from the Company.

     Under the terms of Mr. Lowder’s employment agreement, if Mr. Lowder’s employment with us is terminated by us without “cause,” by Mr. Lowder with “cause,” or because of Mr. Lowder’s disability, we must pay Mr. Lowder:

     * The greater of (1) his base compensation for the remainder of the term of the agreement or (2) six months’ base compensation (as of December 31, 2006, the amount that would have been paid would have been six months’ base compensation, or $175,000), payable in lump sum upon such termination; and

     * The retirement, pension, insurance, health, or other benefit plan or program in effect for Mr. Lowder and the health insurance coverage for himself and the members of his immediate family (or the after-tax cash equivalent) for a six-month period after termination, based on the monthly premium amount as of December 31, 2006 (as of December 31, 2006, the estimated value of these benefits would have been $10,190).

     For purposes of termination by us, the employment agreement defines “cause” as:

*	Mr. Lowder’s willful and substantial misconduct with respect to the business and affairs of the Company;
*	criminal conduct (other than minor infractions and traffic violations) that involves fraud, theft, embezzlement, forgery or moral turpitude; and
*	the failure of Mr. Lowder to perform his material duties under the employment agreement (other than a failure due to disability) after written notice specifying the failure and reasonable opportunity to cure.

     For purposes of termination by Mr. Lowder, the employment agreement defines “cause” as:

*	the failure of the Company to make any of the payments or provide any of the benefits to Mr. Lowder due under the employment agreement;
*	a material alteration, without Mr. Lowder’s consent, in the scope of Mr. Lowder’s responsibilities and duties; or
*	the Company’s determination to relocate Mr. Lowder’s primary workplace without Mr. Lowder’s consent.

     In the event of termination by Mr. Lowder without “cause,” by us with “cause,” or because of Mr. Lowder’s disability, Mr. Lowder is subject to post-termination non-competition restrictions for a period of two years. During this two-year period, and only if the termination was initiated by Mr. Lowder without “cause” or because of Mr. Lowder’s disability, Mr. Lowder is entitled to his base compensation (as of December 31, 2006, this amount would have been $700,000 in the aggregate), which is payable in a lump sum upon termination (at the Company’s election). Any amounts paid to Mr. Lowder on account of disability as described above will reduce the amount payable to him that is described in this paragraph (so that the total amount does not exceed two times his base compensation).

     In the event of Mr. Lowder’s death, his estate will be paid his base compensation for the remainder of the term of the employment agreement (since the term of the agreement ends each December 31st, as of December 31, 2006, this amount would have been $0), any incentive compensation payable to him for the year in which the death occurred (as of December 31, 2006, the amount for the 2006 calendar year has not been determined; the amount for the 2005 calendar year was $147,963), and will be entitled to any applicable employee benefits for the remainder of the term of the agreement (since the term of the agreement ends each December 31st, as of December 31, 2006, the value of this benefit would have been $0).

     Potential Payments Pursuant to Equity Awards Upon Death, Disability or Change in Control

     Death or Disability

     If a named executive officer were to die or become disabled, under the terms of the existing equity plans and award agreements, the named executive officer would be entitled to the following:

  any unvested restricted share awards granted pursuant to the Company’s annual and long- term incentive programs would become fully vested;
  any unexercisable option awards would become exercisable, and remain exercisable at any time within one year after the date of death or termination of employment due to disability and prior to the termination of the option, which occurs ten years from the date of grant;
  as to the restricted shares granted as the floor amount pursuant to the Company’s transition incentive program, the executive compensation committee may, in its discretion, allow the named executive officer to vest in a number of shares based on the ratio of his employment from the grant date to the date of termination and the five-year period; and
  as to the restricted shares granted as the performance amount pursuant to the Company’s transition incentive program, the executive compensation committee may, in its discretion, allow the named executive officer to vest in a number of shares based on the ratio of his employment from the beginning of the requisite performance period to the date of termination and the three-year period.

     Change in Control

     If a named executive officer’s employment is terminated due to a change in control in which the Company is not the surviving entity, any unvested restricted share awards granted pursuant to the Company’s annual and long-term incentive programs would become fully vested. In addition, any unexercisable option awards would become exercisable, and remain exercisable for 30 days immediately prior to the occurrence of the termination. If there is a provision made in writing in connection with a change in control for the assumption or continuation of the options or shares, or for the substitution for such options or shares of new options or stock relating to the stock of a successor entity, any Company options and restricted shares instead would continue in the manner and under the terms provided. A “change in control” is defined as the dissolution or liquidation of the Company, or a merger, consolidation, or reorganization of the Company with one or more other entities in which the Company is not the surviving entity, or a sale of substantially all of the assets of the Company to another entity, or upon any transaction (including, a merger or reorganization in which the Company is the surviving entity) approved by the board of trustees that results in any person or entity (or person or entities acting as a group or otherwise in concert) owning 80 percent or more of the combined voting power of all classes of securities of the Company (other than the Company or wholly owned subsidiaries of the Company).

     A merger or similar corporate transaction will not accelerate the vesting or payment of any award granted pursuant to the Company’s transition incentive program, although the board of trustees (or a designated committee) may, in its sole discretion, adjust the total shareholder return results or otherwise modify an award in the event of such a transaction.

     The following table sets forth the intrinsic value (that is, the value based upon the Company’s share price ($46.88, the last reported sales price of our common shares on the NYSE on December 29, 2006), and in the case of options, minus the exercise price) of equity awards that would become exercisable or vested in the event of death, disability or a change in control as of December 31, 2006. The table includes transition incentive performance shares that may be issued to the named executive officer pursuant to the transition incentive awards granted in April 2006 (see footnote 1 of the Summary Compensation Table above). The payout value for the transition performance award included in the table includes the estimated value of the award assuming that the “threshold” level of performance had been achieved and was calculated by dividing this estimated value by $46.88 (the last reported share price of our common shares on the NYSE on December 29, 2006).

	Death or	Change in
	Disability	Control
Thomas H. Lowder	$4,892,557	$4,491,159
C. Reynolds Thompson, III	2,498,724	2,364,927
Weston M. Andress	2,565,945	2,432,147
Paul F. Earle	1,088,394	1,008,450
Charles A. McGehee	594,794	560,511
Robert A. Jackson	768,600	714,746

Compensation of Non-Employee Trustees

     Non-employee trustees are compensated with an annual retainer and board and committee meeting fees. Non-employee trustees can elect to receive common shares in lieu of all or a portion of annual board and committee meeting fees pursuant to the Company’s Non-Employee Trustee Share Plan. Common shares received in lieu of fees have a fair market value equal to 125% of the amount of fees foregone. For purposes of this plan, “fair market value” is determined quarterly and defined as the average of the closing prices of the Company’s common shares for the last five trading days of applicable three-month calendar quarter on which trades occurred.

     Non-employee trustees also receive an option to purchase 5,000 common shares upon election to the board, and an additional option to purchase 5,000 common shares following each annual election of trustees that occurs after the trustee has completed at least one year of service. These options are issued under the Company’s Third Amended and Restated Employee Share Option and Restricted Share Plan. The options vest one year after the date the award was granted, subject to continued service, at an exercise price equal to the fair market value on the grant date. The grant date for these awards is the date of the annual meeting of the Board of Trustees (which generally occurs on or about the date of the annual meeting of shareholders each year). In previous years we have used the previous days’ closing price as the exercise price. Based on a review of prevailing market practices, we will now use the closing price on the grant date, similar to the practice adopted for awards our executive officers and employees generally.

     Non-employee trustees also receive a grant of $10,000 of restricted shares following each annual election of trustees that occurs after the trustee has completed at least one year of service. The restricted shares are issued under the Company’s Third Amended and Restated Employee Share Option and Restricted Share Plan. The restricted shares are valued based on the fair market value on the grant date and vest one year after the grant date, subject to continued service. The grant date for these awards is the date of the annual meeting of the Board of Trustees. In previous years we have used the previous days’ closing price for purposes of calculating the number of restricted shares to be awarded. As stated above, however, we will now use the closing price on the grant date of the award.

     Employee trustees are not entitled to any additional compensation for their service as trustees. The following table defines the non-employee trustee’s cash compensation in terms of annual retainer and fee structure for 2006 and 2007.

Non-Employee Trustees Fee Structure

Annual Retainer – Board Members	$22,500
Annual Retainer – Lead Trustee	$15,000
Annual Retainer – Audit Committee Chairman	$15,000
Annual Retainer – Executive Compensation Committee Chairman	$7,500
Annual Retainer – Executive Committee Chairman	$7,500
Annual Retainer – Governance Committee Chairman	$7,500

Per Board Meeting Attended in Person	$1,750*
Per Board Meeting Attended by Telephone	$1,000

Committee Members (other than Chairman):
Per Committee Meeting Attended in Person	$1,250*
Per Committee Meeting Attended by Telephone	$1,000

Committee Chairman:
Per Committee Meeting Attended in Person or by Telephone	$1,750*

* Plus out of pocket expenses.

     In addition, under the share ownership guidelines set forth in our Corporate Governance Guidelines, each trustee is expected to achieve a minimum ownership stake of $5,000.

     The following table sets forth the total compensation paid to each non-employee trustee in 2006.

	Fees Earned
	or Paid in	Stock		Option
	Cash	Awards		Awards	All Other
Trustee	($)	($)		($) (3)	Compensation		Total
Carl F. Bailey	$ -	$104,764	(1) (2)	$26,021	$555	(4)	$131,340
M. Miller Gorrie	-	74,201	(1) (2)	26,021	555	(4)	100,777
William M. Johnson	-	65,139	(1) (2)	26,021	555	(4)	91,715
Glade M. Knight	45,500	6,675	(1)	25,247	426	(5)	77,849
James K. Lowder	-	58,889	(1) (2)	26,021	555	(4)	85,465
Herbert A. Meisler	-	9,201	(1)	26,021	43,055	(4) (6)	78,277
Claude B. Nielsen	57,500	9,201	(1)	26,021	555	(4)	93,277
Harold W. Ripps	-	57,326	(1) (2)	26,021	555	(4)	83,902
Donald T. Senterfitt	72,125	9,201	(1)	26,021	555	(4)	107,902
John W. Spiegel	-	80,607	(1) (2)	27,372	555	(4)	108,534

(1) The amount disclosed in the "Stock Awards" column includes the aggregate accounting expense recognized by the Company in fiscal year 2006, in accordance with FAS 123R, related to the portion of the full grant date value of the annual restricted share awards made in 2006 and in prior fiscal years to the extent that the accounting cost of the option awards was recognized in our 2006 consolidated financial statements contained in our 2006 Form 10-K. This represents the non-employee trustee grant of $10,000 of restricted shares following each annual election of trustees that occurs after the trustee has completed at least one year of service. The assumptions used to compute the accounting expense recognized in fiscal year 2006 for the annual set forth in this column are set forth in footnote 13 to our 2006 consolidated financial statements contained in our 2006 Form 10-K. The full grant date value of the annual restricted share awards granted in 2006 was $9,201. The amount disclosed in this column also include $3,125 fees paid to Mr. Spiegel in 2006 for his service as chairman of the committee formed in connection with the evaluation of the Company’s strategic plan to focus on the multifamily business.

(2) This amount also includes the awards to non-employee trustees who elected to receive common shares in lieu of all of the annual board and committee meeting fees pursuant to the Company’s Non-Employee Trustee Share Plan. Common shares received in lieu of cash under such plan have a fair market value equal to 125% of the amount of cash foregone. The trustees that participate in this plan are Mr. Bailey, Mr. Gorrie, Mr. Johnson, Mr. J. Lowder, Mr. Ripps and Mr. Spiegel. For 2006, the market values attributable to the additional 25% were as follows: Mr. Bailey: $19,313; Mr. Gorrie $13,000; Mr. Johnson $11,188; Mr. J. Lowder $9,938; Mr. Ripps $9,625; and Mr. Spiegel $14,281. The amounts set forth in this column represent the grant date fair value of the stock awards made in 2006. As of December 31, 2006, each of our non-employee trustees held 209 outstanding restricted shares.

(3) The amounts disclosed in the "Option Awards" column represent the aggregate accounting expense recognized by the Company in fiscal year 2006, in accordance with FAS 123R, related to the portion of the full grant date value of the option awards made in 2006 and in prior fiscal years to the extent that the accounting cost of the option awards was recognized in our 2006 consolidated financial statements contained in our 2006 Form 10-K. This amount represents the non-employee trustees’ grant of options to purchase 5,000 common shares upon re-election to the board in 2006. The Black-Scholes option pricing model was chosen to estimate the value of the options set forth in this table and in the financial statements of the Company. The Company’s use of this model should not be construed as an endorsement of its accuracy of valuing options. All option valuation models, including the Black-Scholes model, require a prediction about the future movement of the share price. The following assumptions were made for the purposes of calculating the option value: an option term of 7.54 years, volatility of 21.01%, dividend yield at 5.76%, and discount rate (bond equivalent yield) of 5.12%. The exercise price for the 5,000 options is $47.91. The amounts set forth in this column represent the grant date fair value of the option awards. The following table lists the outstanding option awards at December 31, 2006 held by our non-employee trustees.

Non-Employee Trustee Options Outstanding at Fiscal Year-End
(at fiscal year ended December 31, 2006)

Name	Option Awards
	Number of Securities Underlying	Number of Securities Underlying
	Unexercised Options (#)	Unexercised Options (#)
	Exercisable	Unexercisable
Carl F. Bailey	40,000	5,000
M. Miller Gorrie	—	5,000
William M. Johnson	10,000	5,000
Glade M. Knight	119,996	5,000
James K. Lowder	45,000	5,000
Herbert A. Meisler	45,000	5,000
Claude B. Nielsen	45,000	5,000
Harold W. Ripps	45,000	5,000
Donald T. Senterfitt	—	5,000
John W. Spiegel	5,000	5,000

(4) Each trustee received one dividend payment of $0.675 per share in 2006 on the 196 restricted shares granted on May 2, 2005 and which became 100% vested on May 2, 2006, and three dividend payments of $0.68 per share on the 209 restricted shares granted on April 26, 2006.

(5) Mr. Knight received three dividend payments of $0.68 per share in 2006 on the 209 restricted shares granted on April 26, 2006. Mr. Knight did not receive a restricted share grant in 2005.

(6) Mr. Meisler has waived his right to trustee and committee meeting fees and has requested that we donate a like amount to a charitable organization. In 2006, we paid $42,500, representing his trustee and committee meeting fees for 2006, to the charitable program designated by Mr. Meisler on his behalf.

COMPENSATION COMMITTEE INTERLOCKS AND
INSIDER PARTICIPATION

     The executive compensation committee was comprised of Messrs. Claude B. Nielsen, William M. Johnson, Herbert A. Meisler and John W. Spiegel during 2006. None of these four members was our employee during 2006 or was formerly an officer. In addition, no interlocking relationship existed between these members and any member of any other Company’s board of directors, board of trustees or compensation committee during that period.

     During fiscal year 2006, we engaged in certain transactions with entities in which some of our trustees and executive officers had a financial interest. None of these transactions involved members of the executive compensation committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company has implemented a specific procedure for reviewing and approving related party construction activities. The Company historically has used Brasfield & Gorrie LLC, a construction company partially-owned by Mr. M. Miller Gorrie (a trustee of the Company) to manage and oversee certain of its development, re-development and expansion projects. This construction company is headquartered in Alabama and has completed numerous projects within the Sunbelt region of the United States. Through the use of market survey data and in-house development expertise, the Company negotiates the fees and contract prices of each development, re-development or expansion project with this company in compliance with the Company’s approved “Policy on Hiring Architects, Contractors, Engineers, and Consultants”. The policy was developed to allow the selection of certain preferred vendors who have demonstrated an ability to consistently deliver a quality product at a fair price and in a timely manner. Additionally, this company outsources all significant subcontractor work through a competitive bid process. Upon approval by the Management Committee, the Management Committee presents each project to the independent members of the executive committee of the Board of Trustees for final approval.

     The Company paid $59.2 million for property construction costs to Brasfield & Gorrie LLC, during the year ended December 31, 2006. Of this amount, $53.1 million was then paid to unaffiliated subcontractors for the construction of these development projects during 2006. The Company had $9.6 million in outstanding construction invoices or retainage payable to this construction company at December 31, 2006. These transactions were unanimously approved by the independent members of the executive committee consistent with the procedure described above.

     Since 1993, the Company leased space to certain entities in which Mr. Thomas H. Lowder (the Chairman of our board of trustees) and Mr. James K. Lowder (a trustee of the Company), have an interest. The Company received market rent from these entities of approximately $2.0 million during the year ended December 31, 2006. Additionally, the Company entered into management and leasing services agreements with certain entities in which Mr. Thomas H. Lowder and Mr. James K. Lowder have an interest. The Company received fees from these entities under these existing arrangements of approximately $15,000 during the year ended December 31, 2006. In addition, we lease space to an entity controlled by Mr. M. Miller Gorrie pursuant to a 5-year lease entered into in 2003. The Company received market rent from this entity of approximately $518,449 during the year ended December 31, 2006.

     Since 1993, Colonial Insurance Agency, a corporation owned by The Colonial Company (in which James Lowder and Thomas Lowder have an interest), has provided insurance risk management, administration and brokerage services for the Company. The aggregate amount paid by the Company to Colonial Insurance Agency for these services during 2006 was $450,000. As part of this service, the Company placed insurance coverage with unaffiliated insurance carriers through a competitive bidding process. The premiums paid to these unaffiliated insurance carriers totaled $4.8 million for 2006.

     The Company has not adopted a formal policy for the review and approval of related persons transactions. However, pursuant to it charter, our audit committee reviews and discusses with management and our independent registered public accounting firm any such transaction if deemed material and relevant to an understanding of the Company’s financial statements.

VOTING SECURITIES HELD BY PRINCIPAL SHAREHOLDERS AND MANAGEMENT

     The following table sets forth, as of March 8, 2007, the record date for our annual meeting, information regarding the beneficial ownership of our common shares, including our common shares as to which a right to acquire beneficial ownership existed, for example, through the exercise of options to purchase common shares, by:

(1)	each person known by us to be the beneficial owner of more than five percent of our outstanding common shares,

(2)	each trustee, nominee and named executive officer, and

(3)	our trustees, our named executive officers and other executive officers as a group.

     Unless otherwise indicated in the notes to the table, each person named in the table has sole voting and investment power with respect to all shares shown as beneficially owned by such person. References in the table to “units” are to units of limited partnership interest in Colonial Realty Limited Partnership, our operating partnership. Units owned by a person named in the table are included in the “Number of Common Shares” column because units are redeemable, at the option of the holder, for cash equal to the value of an equal number of common shares or, at our election, for an equal number of common shares. Because of limitations on ownership of common shares imposed by our Declaration of Trust, neither Mr. T. Lowder nor Mr. J. Lowder nor Mr. Ripps could in fact redeem all of his units for common shares without divesting a substantial number of common shares in connection with the redemption. The extent to which a person holds units as opposed to common shares is set forth in the footnotes. Unless indicated otherwise below, the address for our trustees and executive officers is c/o Colonial Properties Trust, Colonial Plaza, 2101 6th Avenue North, Suite 750, Birmingham, Alabama 35203.

			Percent of
	Number of	Percent of	Common
Name and Business Address	Common	Common	Shares
of Beneficial Owner	Shares	Shares (1)	and Units # (2)
Thomas H. Lowder (3)	3,776,902	7.6%	6.6%

James K. Lowder (4)	2,307,287	4.8%	4.0%
2000 Interstate Parkway, Suite 400
Montgomery, Alabama 36104

Cohen and Steers (5)	4,621,795	10.0%	8.1%
280 Park Avenue, 10th Floor
New York, NY 10017

Neuberger Berman, Inc (6)	3,294,099	7.1%	5.8%
605 Third Avenue
New York, NY 10158

The Vanguard Group, Inc. (7)	2,736,016	5.9%	4.8%
605 Third Avenue
New York, NY 10158

Carl F. Bailey (8)	114,230	*	*

M. Miller Gorrie (9)	747,181	1.6%	1.3%

William M. Johnson (10)	878,461	1.9%	1.5%

Glade M. Knight (11)	780,664	1.7%	1.4%

Herbert A. Meisler (12)	615,222	1.3%	1.1%

Claude B. Nielsen (13)	79,528	*	*

Harold W. Ripps (14)	2,090,896	4.3%	3.7%

Donald T. Senterfitt (15)	51,693	*	*

John W. Spiegel (16)	32,082	*	*

C. Reynolds Thompson, III (17)	214,101	*	*

Weston M. Andress (18)	101,704	*	*

Paul F. Earle (19)	129,253	*	*

Charles A. McGehee(20)	111,906	*	*

Robert A. Jackson(21)	43,605	*	*

All executive officers and trustees as a group (18 persons) (22)	12,260,897	22.0%	18.8%
____________________
*	Less than 1%

(1) For purposes of this calculation, the number of common shares deemed outstanding includes 46,381,890 common shares currently outstanding and the number of common shares issuable to the named person(s) upon redemption of units or upon the exercise of options exercisable within 60 days of March 8, 2007.

(2) For purposes of this calculation, the number of common shares and units deemed outstanding includes 46,381,890 common shares currently outstanding, 10,579,261 units currently outstanding (excluding units held by the Company), and the number of common shares issuable to the named person(s) upon the exercise of options exercisable within 60 days of March 8, 2007. All such outstanding units are currently redeemable within 60 days of March 8, 2007.

(3) The total includes 103,410 shares owned by Thomas Lowder, 130,871 shares owned by Thomas H. Lowder 2006 2-Year Trust, of which Thomas Lowder is the Trustee, 175,296 shares owned by Colonial Commercial Investments, Inc. (“CCI”), a corporation owned equally by Thomas and James Lowder, 61,574 shares owned by Equity Partners Joint Venture (“EPJV”), a general partnership of which Thomas, James and Robert Lowder, the brother of Thomas and James Lowder, are the sole general partners, 19,321 shares owned pursuant to the Company’s 401(k) plan, 21,800 shares owned, and 61,460 shares subject to options exercisable within 60 days held in trust for the benefit of Thomas Lowder’s children, and 264,797 shares subject to options exercisable within 60 days. In addition, the total includes 466,521 units owned by the Thomas H. Lowder 2006 2-Year Trust, of which Thomas Lowder is the Trustee, 89,285 units owned by Thomas Lowder Investments, LLC, 1,369,396 units owned by CCI, 1,012,976 units owned by EPJV, in which Thomas Lowder has sole voting control, and 195 units held in trust for the benefit of Thomas Lowder’s children. Shares and units owned by CCI are reported twice in this table, once as beneficially owned by Thomas Lowder and again as beneficially owned by James Lowder.

(4) The total includes 862 shares owned by James Lowder, 92,144 shares owned by the James K. Lowder 2006 2-Year Trust, of which James Lowder is the Trustee, 175,296 shares owned by CCI, 19,200 shares owned by James Lowder as custodian for his children, 44,388 shares owned pursuant to the Company’s 401(k) plan, and 50,000 shares subject to options exercisable within 60 days. In addition, the total includes 466,521 units owned by the James K. Lowder 2006 2-Year Trust, of which James Lowder is the Trustee, 89,285 units owned by James Lowder Investments, LLC, 1,369,396 units owned by CCI and 195 units held in trust for the benefit of James K. Lowder’s children.

(5) The Schedule 13G/A filed February 13, 2007 of Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. states that each of Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. has sole voting power with respect to 4,482,895 common shares and sole dispositive power with respect of 4,621,795 common shares.

(6) The Schedule 13G/A filed February 13, 2007 of Neuberger Berman Inc., Neuberger Berman, LLC and Neuberger Berman Management Inc. states that: (a) Neuberger Berman Inc. and Neuberger Berman, LLC each has sole voting power with respect to 171,325 common shares, shared voting power with respect to 3,080,877 common shares and shared dispositive power with respect to 3,294,099 common shares and (b) Neuberger Berman Management Inc. has shared voting power and shared dispositive power with respect to 3,080,877 common shares. The Schedule 13G/A indicates that (a) Neuberger Berman, LLC is deemed to be a beneficial owner of certain shares since it has shared power to make decisions whether to retain or dispose, and in some cases the sole power to vote the securities of many unrelated clients, however, Neuberger Berman, LLC does not have any economic interest in the securities of those clients and the clients have the sole right to receive and the power to direct the receipt of dividends from or proceeds from the sale of such securities; (b) with regard to certain shares for which shared power to direct voting is reported, Neuberger Berman, LLC and Neuberger Berman Management Inc. are deemed to be the beneficial owners since they have the power to make decisions whether to retain or dispose of securities held by Neuberger Berman’s various other Funds; (c) Neuberger Berman, LLC is the sub-advisor to the aforementioned Funds; (d) no other Neuberger Berman, LLC advisory client has an interest of more than 5% of the Company.

(7) The Schedule 13G filed February 14, 2007 of The Vanguard Group, Inc. states that they have sole voting power with respect to 20,326 common shares and sole dispositive power with respect of 2,736,016 common shares.

(8) Includes 50,635 shares owned by Mr. Bailey, 1,000 shares owned by Mr. Bailey’s spouse, 45,000 shares subject to options exercisable within 60 days and 17,595 units owned by Mr. Bailey.

(9) Includes 132,774 shares owed by Mr. Gorrie, 333,773 shares owned by Brasfield & Gorrie, LLC, controlled by Mr. Gorrie, 9,111 shares held in trust for Mr. Gorrie’s brother and 5,000 shares subject to options exercisable within 60 days. Also includes 157,140 units owned by MJE, LLC., and 109,383 units owned by Mr. Gorrie.

(10) Includes 155,702 shares owned by Mr. Johnson and 12,706 shares owned by Mr. Johnson’s spouse. Also includes 11,667 shares subject to options exercisable within 60 days. The total also includes 448,200 units owned by Mr. Johnson, and 186 units held by his spouse. Also included are 100,000 shares held by Faith Ventures Foundation, Inc.; 90,000 shares held in the William M. Johnson and Phyllis B. Johnson Supporting Foundation, Inc. and 60,000 units held in the William M. Johnson and Phyllis B. Johnson Foundation, as to which Mr. Johnson has shared voting and investment power.

(11) Includes 554,247 shares owned by Mr. Knight, 84,226 shares owned by LLP, 1,547 shares owned by Mr. Knight’s sons, 20,648 owned by Mr. Knight’s spouse and 119,996 shares subject to options exercisable within 60 days.

(12) Includes 21,693 shares owned by Mr. Meisler, 49,000 shares subject to options exercisable within 60 days, 471,872 units owned by Meisler Enterprises L.P., a limited partnership of which Mr. Meisler and his wife are sole partners, and 72,657 units directly owned by Mr. Meisler.

(13) Includes 16,693 shares owned by Mr. Nielsen, 50,000 shares subject to options exercisable within 60 days and 5,865 units. Also includes 6,970 shares owned by Mr. Nielsen as custodian for his children.

(14) Includes 109,921 shares owned by Mr. Ripps, 50,000 shares owned by Rime, Inc., a corporation controlled by Mr. Ripps, 5,000 shares subject to options exercisable within 60 days and 1,925,975 units.

(15) Includes 11,693 shares owned by Mr. Senterfitt and 40,000 shares subject to options exercisable within 60 days.

(16) Includes 12,082 shares owned by Mr. Spiegel and 20,000 shares subject to options exercisable within 60 days.

(17) Includes 58,970 shares owned by Mr. Thompson, 136,270 shares subject to options exercisable within 60 days, and 1,266 shares owned pursuant to the Company’s 401(k) plan. Also includes 17,595 units owned directly which are pledged to a bank loan.

(18) Includes 54,986 shares owned by Mr. Andress and 46,758 shares subject to options exercisable within 60 days.

(19) Includes 31,883 shares directly owned by Mr. Earle, 72,292 shares subject to options exercisable in 60 days and 17,595 units owned directly. Also includes 7,483 shares owned pursuant to the Company’s 401(k) plan.

(20) Includes 40,479 shares directly owned by Mr. McGehee, 1,275 shares owned by Mr. McGehee’s spouse, 886 shares owned by Mr. McGehee’s daughters, 13,973 shares owned pursuant to the Company’s 401(k) plan and 37,698 shares subject to options exercisable in 60 days. Mr. McGehee also owns 17,595 units owned directly which are pledged to a bank loan.

(21) Includes 15,993 shares owned by Mr. Jackson and 10,017 shares subject to options exercisable within 60 days. Mr. Jackson also owns 17,595 units which are pledged to a bank loan.

(22) Includes 2,859,646 shares, 8,295,123 units and 1,106,128 shares subject to options exercisable within 60 days held by executive officers and trustees. Shares and units held by CCI have been counted only once for this purpose.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our trustees and executive officers to file reports with the SEC on Forms 3, 4 and 5 for the purpose of reporting their ownership of and transactions in common shares and units. During 2006, there were no late filings.

SHAREHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

     Proposals of shareholders to be presented at the 2008 annual meeting must be received by us no later than November 22, 2007 to be considered for inclusion in our proxy material for the 2008 annual meeting of shareholders. In addition, any shareholder who wishes to propose a nominee to the board of trustees or submit any other matter to a vote at a meeting of shareholders (other than a shareholder proposal included in our proxy materials pursuant to SEC Rule 14a-8) must deliver such proposal to us no earlier than January 26, 2008 and no later than February 25, 2008, and must comply with the advance notice provisions and other requirements of Article II, Section 12 of our by-laws, which are on file with the SEC and may be obtained from us upon request.

     Pursuant to SEC rules, if a shareholder notifies the Company after February 5, 2008 of an intent to present a proposal at the 2008 annual meeting of shareholders and the proposal is voted upon at the 2008 annual meeting, the Company’s proxy holders will have the right to exercise discretionary voting authority with respect to the proposal, if presented at the 2008 annual meeting.

VOTING PROCEDURES AND COSTS OF PROXY SOLICITATION

     Under our by-laws and Alabama statutory law, shares represented by proxies that reflect abstentions will be counted as present and entitled to vote for purposes of determining the existence of a quorum. Trustees will be elected by a plurality of all votes cast at the meeting. The Company has adopted a policy regarding nominees for trustee who fail to receive an affirmative majority of all votes cast at the annual meeting. The Company’s governance guidelines provide that:

In an uncontested election, any nominee for Trustee who receives a greater number of votes "withheld" from his or her election than votes "for" such election shall promptly tender his or her resignation following certification of the shareholder vote to the Governance Committee. The Governance Committee shall consider the resignation offer and recommend to the Board whether to accept it. The Board will act on the Governance Committee’s recommendation within 90 days following certification of the shareholder vote.

     The ratification of the appointment of PricewaterhouseCoopers LLP requires the approval of a majority of all votes cast at the annual meeting. Abstentions and broker “non-votes” will not be counted as a vote “for” or “against” any matter. Broker non-votes will not be counted as shares entitled to vote and, accordingly will not affect the outcome with respect to any matter to be voted on at the meeting. Accordingly, abstentions and broker “non-votes” will have no effect on the outcome of these proposals.

     We will pay the cost of preparing, assembling, and mailing the proxy material. In addition to soliciting proxies by mail, our officers, trustees and other employees, without additional compensation, may solicit proxies personally or by other appropriate means. We will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which shares are beneficially owned by others, to send the proxy material to, and to obtain proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in doing so.

HOUSEHOLDING OF PROXY MATERIALS

     If you and other residents at your mailing address own common shares in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our annual report and proxy to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm and your account number to Householding Department, 51 Mercedes Way, Edgewood, NY 11717 (telephone number: 1-800-542-1061). The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this proxy statement or our annual report, we will deliver promptly a copy to you if you address your written request to or call Colonial Properties Trust, Attention: Investor Relations, 2101 Sixth Avenue North, Suite 750, Birmingham, Alabama 35203 (telephone number: 1-800-645-3917). If you are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting us in the same manner.

     Your vote is important. If you are unable to be present at the meeting in person, please complete the enclosed proxy card and mail it in the enclosed postage-paid envelope as soon as possible.

By Order of the Board of Trustees

John P. Rigrish
Chief Administrative Officer and
Corporate Secretary
March 21, 2007

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Colonial Properties Trust, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

COLONIAL PROPERTIES TRUST 3500 BLUE LAKE DRIVE, SUITE 100 BIRMINGHAM, AL 35243
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CLPRT1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COLONIAL PROPERTIES TRUST

Proposal 1

1.

To elect the following trustees to serve for a one-year term expiring in 2008
Nominees:
(01) Weston M. Andress, (02) Carl F. Bailey, (03) M. Miller Gorrie, (04) William M. Johnson, (05) Glade M. Knight, (06) James K. Lowder, (07) Thomas H. Lowder, (08) Herbert A. Meisler, (09) Claude B. Nielsen, (10) Harold W. Ripps, (11) Donald T. Senterfitt, (12) John W. Spiegel, (13) C. Reynolds Thompson, III

				For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Proposal 2							For	Against	Abstain

2.	To ratify the appointment of PricewaterhouseCoopers LLP, as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2007.						☐	☐	☐

Please sign exactly as your name(s) appear(s) on this proxy card. When shares are held jointly, each holder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please indicate if you plan to attend this meeting.	☐	☐

	Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

COLONIAL PROPERTIES TRUST

Proxy Solicited on behalf of the Board of Trustees of Colonial Properties Trust for
Annual Meeting to be held on April 25, 2007

The undersigned, being a shareholder of Colonial Properties Trust (the “Company”), hereby appoints John P. Rigrish and John L. Moss, or either of them, with full power of substitution in each, as proxies and hereby authorizes such proxies, or either of them, to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held in the auditorium on the 2nd Floor of the Regions Center (formerly AmSouth-Harbert Plaza), 1901 6th Avenue North, Birmingham, Alabama 35203, on April 25, 2007 at 10:30 a.m., central time, and at any adjournment or postponement of said meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, in accordance with the instructions indicated on the reverse side.

You are encouraged to specify your choice by marking the appropriate box. SEE REVERSE SIDE, but you need not mark any box if you wish to vote in accordance with the Board of Trustees’ recommendations for Proposal 1 and Proposal 2. If no direction is otherwise made, this proxy will be voted FOR Proposals 1 and 2. This proxy may be revoked at any time before it is voted by delivery to the Secretary of the Company of either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the annual meeting and voting in person. The proxies cannot vote your preferences unless you sign, date and return this card.

For any and all other matters as may properly come before the meeting, this proxy shall be voted with discretionary authority. The proxies cannot vote your preferences unless you sign, date and return this card.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE